1.2.

                                                     REGISTRATION NO. 333-145

                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549

                              AMENDMENT NO. 1
                                    TO
                                 FORM S-3
                          REGISTRATION STATEMENT
                                   UNDER
                        THE SECURITIES  ACT OF 1933

                        SOFTKEY INTERNATIONAL INC.
          (Exact name of Registrant as specified in its charter)
           DELAWARE                               94-2562108
 (State or other Jurisdiction                    (I.R.S. Employer
of Incorporation or Organization)                 Identification No.)

                             ONE ATHENAEUM STREET
                       CAMBRIDGE, MASSACHUSETTS  02142
                              (617) 494-1200
  (Address, including zip code, and telephone number, including area code, of
                  Registrant's principal executive offices)

                              NEAL S. WINNEG
                    VICE PRESIDENT AND GENERAL COUNSEL
                        SOFTKEY INTERNATIONAL INC.
                           ONE ATHENAEUM STREET
                      CAMBRIDGE, MASSACHUSETTS  02142
                              (617) 494-1200
          (Name, address, including zip code, and telephone number, including area code, of agent for service)

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  FROM TIME TO TIME AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the
following box:   ( )

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: (X)

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ( )

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ( )

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ( )

                    CALCULATION OF REGISTRATION FEE

                      Amount        Proposed      Proposed
Title of Each Class    to be        Maximum       Maximum       Amount of
of Securities to be  Registered     Offering      Aggregate    Registration
     Registered                       Price       Offering       Fee (1)
                                   Per Security    Price

5 1/2% Senior       $350,000,000       100%       $350,000,000       --
Convertible Notes
Due 2000

Common Stock, par    6,803,773(2)    $15.44(3)    $3,088,000(3)    $1,070
value $.01 per
share


(1) A filing fee of $120,690 was previously paid in connection with the initial filing of this Registration Statement relating to the registration of $350,000,000 aggregate principal face amount of the Registrant's 5 1/2% Senior Convertible Notes Due 2000 (the "Notes") and the Registrant's Common Stock issuable upon conversion thereof.
     A filing fee of $1,070 is being paid herewith pursuant to Rule 457(c) under the Securities Act of 1933, as amended ("Rule 457(c)"), relating to the registration hereunder of 200,000 additional shares of the Registrant's Common Stock.

(2) Includes 6,603,773 shares of the Registrant's Common Stock issuable upon conversion of the Notes, which number is based on a conversion price of $53.00 per share, and is deemed to include any additional shares of Common Stock that may be issuable upon conversion of the Notes as a result of the antidilution provisions thereof.

(3) Estimated solely for purposes of calculating the registration fee relating to the additional 200,000 shares of the Registrant's Common Stock registered hereunder pursuant to Rule 457(c) based on the average of the high and low prices per share of the Registrant's Common Stock reported on the Nasdaq National Market on January 25, 1996.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.



                               EXPLANATORY NOTE

        This Registration Statement contains two forms of prospectus: one to be used in connection with the offer and sale, by the holders thereof, of 5 1/2% Senior Convertible Notes Due 2000 of SoftKey International Inc.
(the "Company") and the shares of common stock, par value $.01 per share, of the Company (the "Common Stock") issuable upon conversion thereof (the "Notes Prospectus") and the other to be used in connection with the offer and sale, by a certain holder thereof, of Common Stock (the "Selling Holder Prospectus"). The two prospectuses are identical except for the front and back cover pages, the sections entitled "Selling Holders" and "Plan of Distribution" and the absence from the Selling Holder Prospectus of the "Offering" section of the "Prospectus Summary," certain risk factors relating solely to the Notes in the section entitled "Risk Factors" and the sections entitled "Description of Notes" and "Description of Capital Stock" pursuant to Item 9 of Form S-3 promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended.



                                 SOFTKEY LOGO

                                 $350,000,000

                    5 1/2% Senior Convertible Notes Due 2000

               The 5 1/2% Senior Convertible Notes Due 2000 (the "Notes") of SoftKey International Inc., a Delaware corporation ("SoftKey" or the "Company"), and the shares of the Company's common stock, par value $.01 per share (the "Common Stock" and together with the Notes, the "Securities"), issuable upon conversion thereof, may be offered for sale from time to time for the account of certain holders of the Securities (the "Selling Holders") as described under "Selling Holders." The Selling Holders may from time to time sell the Securities offered hereby to or through one or more underwriters, directly to other purchasers or through agents in ordinary brokerage transactions, in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to then prevailing market prices or at negotiated prices. See "Plan of Distribution."

              The Notes will mature on November 1, 2000, unless previously redeemed or converted. Interest on the Notes is payable semi-annually on May 1 and November 1 each year commencing May 1, 1996. Holders of the Notes are entitled through November 1, 2000, subject to prior redemption, to convert any Notes or portions thereof into Common Stock at a conversion price of $53 per share, subject to certain adjustments. See "Description of the Notes -- Conversion of Notes." The Notes have been designated for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market. The Common Stock is quoted on the Nasdaq National Market under the symbol "SKEY." On January 25, 1996, the last reported sale price of the Common Stock on the Nasdaq National Market was $15 per share.

               The Notes are redeemable, in whole or in part, at the option of the Company, on or after November 2, 1998, at the declining redemption prices set forth herein plus accrued interest. In the event of a Change of Control (as defined herein), each holder of Notes may require the Company to repurchase such holder's Notes in whole or in part at a redemption price of 101% of the principal amount thereof plus accrued interest. See "Description of Notes -- Change of Control."

               The Notes represent general unsecured obligations of the Company. Because the Company's operations are conducted primarily through its operating subsidiaries, claims of creditors and holders of indebtedness of such subsidiaries have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of the Company, including holders of the Notes.

               The Notes were originally issued by the Company on October 17, 1995 in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Securities Act").

               The Company will not receive any of the proceeds from the sale of any of the Notes or the Common Stock issuable upon conversion thereof offered by the Selling Holders hereunder.

               SEE "RISK FACTORS" ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
        AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
           HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
            SECURITIES COMMISSION PASSED UPON THE ACCURACY OR AD-
                EQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              JANUARY 26, 1996


                             AVAILABLE INFORMATION

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, material filed by the Company can be inspected at the offices of The Nasdaq Stock Market, Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

          The Company has filed with the Commission a Registration Statement on Form S-3 (together with any amendments or supplements thereto, the "Registration Statement") under the Securities Act with respect to the Securities to be offered and sold by means of this Prospectus. This Prospectus omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto in accordance with the rules and regulations of the Commission. For further information regarding the Company and the Securities offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith, which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of which may be obtained from the Commission at prescribed rates. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                    DOCUMENTS INCORPORATED BY REFERENCE

          The Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 1994, all other reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Exchange Act since December 31, 1994 and the description of the Common Stock contained in the Company's registration statement filed pursuant to
     Section 12(g) of the Exchange Act, including any amendment or reports filed for the purpose of updating such description filed by the Company, all of which are on file with the Commission, are incorporated in this Prospectus by reference and made a part hereof.

          All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the Securities hereunder shall be deemed to be incorporated herein by reference and shall be a part hereof from the date of the filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or replaced for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this Prospectus.

          The Company will provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of such person, a copy of the documents incorporated by reference herein, other than exhibits to such documents not specifically incorporated by reference. Such requests should be directed to SoftKey International Inc., One Athenaeum Street, Cambridge, Massachusetts 02142, Attention:
     Secretary (telephone:  (617) 494-1200).


                              PROSPECTUS SUMMARY

          The following summary does not purport to be complete and is qualified in its entirety by the more detailed information and consolidated financial statements and related notes incorporated by reference in this Prospectus. The Securities offered hereby involve a high degree of risk. See "Risk Factors."

                                 THE COMPANY

          General. SoftKey is a leading developer and publisher of value-priced, high-quality, consumer software for personal computers ("PCs"), primarily produced on CD-ROM. The Company currently offers over 500 software titles in consumer-oriented categories, including education, lifestyle, edutainment, reference, productivity and entertainment in North America and distributes additional products internationally. The Company's products include titles such as: Calendar Creator Plus , Infopedia , Sports Illustrated Swimsuit Calendar, Time Almanac, BodyWorks 4.0, The American Heritage Talking Dictionary, Leonardo -- the Inventor , PC Paintbrush , Key 3D Design Center and Compton's Interactive Encyclopedia. As a result of the Company's recent acquisition of The Learning Company, the Company added a number of educational products, classified into several product "families," to its offerings, including those in The Learning Company's "Rabbit" family (Reader Rabbit 1, Reader Rabbit 2, Reader Rabbit 3, Reader Rabbit's Ready for Letters, Reader Rabbit's Interactive Reading Journey, Reader Rabbit's Reading Development Library, Math Rabbit and MetroGnomes' Music), "Treasure" family (Treasure Mountain!, Treasure MathStorm!, Treasure Cove! and Treasure Galaxy!), "Super Solvers" family (Spellbound!, OutNumbered!, Midnight Rescues!, Super Solvers Gizmos & Gadgets and Operation Neptune), "Writing Tools" family (The Writing Center, The Children's Writing & Publishing Center, Student Writing & Research Center with Compton's Concise Encyclopedia and Read, Write & Type!), "College Prep" family (ScoreBuilder for the SAT) and the "Foreign Languages" family (the Learn to Speak . . . series, the Berlitz Think & Talk . . . series, the Pronunciation Tutor . . . series and Vocabulary Builder). School editions of certain of these products are also now available through SoftKey. See "Recent Acquisitions."

          The Company believes that in order to compete effectively, successful companies will ultimately need to publish large numbers of successful titles and introduce them to the market rapidly. SoftKey's current product development strategy is to develop and acquire products in high-growth categories for rapid release and maintain development cycles that result in ongoing upgrades and product rotations in short periods of time. This practice of publishing a large number of titles in a broad range of categories and refreshing those titles on an ongoing basis effectively reduces the Company's dependence on any one "hit" title.

          SoftKey's strategy is to develop, license and acquire a broad range of quality software products with significant unit-volume potential at the lowest possible cost and to continuously introduce these new products through a wide variety of established and emerging distribution channels worldwide, including retail channels, direct mail and original equipment manufacturers ("OEMs"). Other key elements of this strategy include focusing on high-growth consumer software, broadly distributing to the consumer market at various price points, building strong relationships with retail channels, acquiring complementary products, technologies and businesses and enhancing brand awareness and loyalty.

          The Company was created through a combination of three corporations. On February 4, 1994, the Company (which was then known as WordStar International Incorporated ("WordStar")) completed a three-way business combination transaction with SoftKey Software Products Inc. ("Former SoftKey") and Spinnaker Software Corporation ( Spinnaker ). Effective February 4, 1994, the Company changed its name to SoftKey International Inc.

          SoftKey develops and publishes products through internal development and licensing agreements with outside developers. The Company's internal product development efforts are designed to result in efficient and timely product introductions by focusing on "core code" development. Where possible, the Company specifies, develops and manages (or purchases) one base of source code from which many products are created. The Company supplements its development efforts through product acquisitions and royalty-bearing licenses.

          Recent Acquisitions. The Company has a history of acquiring companies in order to broaden its product lines and geographic sales channels. In 1995, the Company's acquisitions included, among others, The Learning Company, a publisher of educational software, Compton's NewMedia, Inc. and Compton's Learning Company, two former wholly owned subsidiaries of Tribune Company, tewi Verlag GmbH, a German publisher and distributor of CD-ROM software and computer-related books ("tewi"), and Future Vision Holding, Inc., a multimedia software company ("Future Vision").

          Additionally, the Company has entered into a definitive merger agreement to acquire Minnesota Educational Computing Corporation
     (MECC) ("MECC"), a publisher and distributor of high quality educational software for children. The closing of this transaction is subject to a number of conditions and approvals including the approval of stockholders of each of MECC and the Company. There can be no assurance that this transaction will be consummated.

          The Company's acquisition of The Learning Company and proposed acquisition of MECC, which together would make the Company the largest educational software company in the world, represent a new product-content focus for the Company's business in the education area. The Company believes this new focus will likely result in, among other things, significant investments by the Company in product planning and research and development and a higher degree of product acceptance risk. In order for the Company to sell a sufficient volume of products to offset the increased costs associated with the development of educational software products, SoftKey currently plans to continue its strategy of extending product lines by offering multiple titles at various price points (including by offering full-featured educational products in its Premium product line) based on a common source code.

          The Company is incorporated in Delaware. Its principal executive offices are located at One Athenaeum Street, Cambridge, Massachusetts 02142, and its telephone number is (617) 494-1200. "SoftKey" and all of the Company's logos and product names are trademarks of the Company.

                                 THE OFFERING

      Issuer  . . . . . .  SoftKey International Inc.

      Securities Offered . $350,000,000 of 5 1/2% Senior Convertible Notes
                           due November 1, 2000 issued under an
                           indenture (the "Indenture") between SoftKey and State Street Bank and Trust Company, as trustee (the "Trustee"), and Common Stock issuable upon conversion thereof.

      Interest Payment     May 1 and November 1 of each year, commencing
      Dates . . . . . . .  May 1, 1996.

      Maturity  . . . . .  November 1, 2000.

      Conversion Price  .  Convertible into Common Stock at $53 per share, subject to adjustment as set forth herein.

      Redemption  . . . .  The Notes are redeemable, in whole or in part, at the option of the Company, on or after November 2, 1998, at the declining redemption prices set forth herein plus accrued interest.

      Change of Control .  In the event of a Change of Control, holders of the Notes have the right to require that the Company repurchase the Notes in whole or in part at a redemption price of 101% of the principal amount thereof plus accrued interest. See "Description of Notes--Change of Control."

      Ranking . . . . . .  The Notes are general unsecured obligations of the Company and rank senior to or pari passu with all existing and future unsecured obligations of the Company. The Indenture does not limit the amount of additional indebtedness which the Company can create, incur, assume or guarantee, nor does the Indenture limit the amount of indebtedness which any subsidiary of the Company can create, incur, assume or guarantee.

      Use of Proceeds . .  The Company will not receive any of the proceeds from the sale of any of the Notes or the Common Stock issuable upon conversion thereof.

       Trading  . . . . .  The Notes have been designated for trading in the PORTAL market. The Company intends to apply to have the shares of Common Stock issuable upon conversion of the Notes listed on the Nasdaq National Market (the "NNM"). The Common Stock is quoted on the NNM under the symbol "SKEY." On January 25, 1996 the last reported sale price of the Common Stock on the NNM was $15 per share.


                                 RISK FACTORS

          Prospective purchasers of the Securities offered hereby should carefully consider the following risk factors, in addition to other information contained or incorporated by reference in this Prospectus.

     INTENSE COMPETITIVE ENVIRONMENT

          The PC consumer software industry is intensely competitive and is characterized by rapid changes in technology and customer requirements. The changing nature of the consumer software industry and rapidly changing demand for products make it difficult to predict the future success of the Company in the business of producing packaged software products for the retail market. The Company competes for retail shelf space and general consumer awareness with a number of companies that market software products. The Company encounters competition from both established companies, including the largest companies in the industry, and new companies that may develop comparable products. A number of the Company's competitors and potential competitors possess significantly greater capital, marketing resources and brand recognition than the Company. Rapid changes in technology, product obsolescence and advances in computer software and hardware require the Company to develop or acquire new products and to enhance its existing products on a timely basis.

          Many large companies with sophisticated product marketing and technical abilities and financial resources that do not presently compete with the Company may enter the PC software market. For example, technology companies have begun to acquire greater access to content, and content-oriented companies have begun to acquire greater technological capabilities. Competitors in these areas include Microsoft Corporation, Sony, The Walt Disney Company, Viacom, IBM/Eduquest, Fisher-Price, Jostens, Electronic Arts, Sierra On-Line, Inc., Davidson & Associates, Mindscape, Interactive Software, Edmark and Broderbund Software, Inc. To the extent that competitors achieve a performance, price or distribution advantage, the Company could be adversely affected.

          Microsoft Corporation is the dominant supplier of computer operating systems and frequently coordinates its operating system marketing efforts with those for its applications software. Competition in Microsoft's Windows application segment from major software publishers is intensifying, and the "competitive upgrade" price discounting among the major firms is eroding the traditional pricing structures that had previously existed in the software industry. Recently, Microsoft Corporation announced that it was reducing the price of a number of its common titles from $69.95 to $49.95. Competitive pressures have resulted in price reductions throughout the industry with the result that industry-wide operating margins are likely to be adversely affected.

          There is no assurance that the Company will have the resources required to respond to market or technological changes or to compete successfully in the future.

     INTENSE COMPETITION FOR DISTRIBUTION CHANNELS

          The Company competes with other companies for access to retail shelf space and inclusion in OEM sales programs. Competition in this aspect of the industry is intense, and the type and number of distribution channels is increasing to include non-traditional software retailers such as book, music, video, magazine, toy, gift, convenience, drug and grocery store chains. Additionally, as technology changes, the type and number of distribution channels will further change and new types of competitors, such as cable or telephone companies, are likely to emerge.

          The traditional channels of distribution in the software industry have experienced increasing concentration during the past several years, in particular with respect to PC chain stores and software distributors. With increasing concentration in the traditional channels of distribution, the Company's customers have increased leverage in negotiating favorable terms of sale, including price discounts and product return policies. In addition, a number of the Company's competitors, such as Davidson & Associates (through New Media Express) and GT Interactive Software, have attempted, with some success, to enter into exclusive software distribution arrangements with certain retail outlets. Should the occurrence of these exclusive arrangements increase and the Company not be able to offer a competing product line or arrangement, the Company's operating results may be negatively impacted. There can be no assurance that the Company will be able to continue to have access to sufficient retail marketing distribution channels or obtain adequate distribution for all of its products in the future. Accordingly, such concentration may have an adverse effect in the future on the profitability of the Company's operations.

          Regardless of the retail strategy chosen by the Company, the retail channels of distribution available for products will be subject to rapid changes as retailers and distributors enter and exit the software market segments or alter their product inventory preferences. Other types of retail outlets and methods of product distribution may become important in the future. These new methods may include delivery of software using on-line services or the Internet which will necessitate certain changes in the Company's business and operations including addressing operational challenges such as improving download time for pictures, images and programs, ensuring proper regulation of content quality and developing sophisticated security for transmitting payments. It is critical to the success of the Company that as these changes occur it maintain access to those channels of distribution offering software in its market segments.

     ACQUISITIONS, BUSINESS COMBINATIONS AND STRATEGIC ALLIANCES

          The Company has historically expanded its business through, among other strategies, acquisitions, business combinations and strategic alliances. Moreover, the consumer software industry as a whole has recently experienced consolidation. The Company believes that its customers will in the future demand that the Company offer increasing numbers of titles throughout the Company's existing product categories and, in particular, the education and entertainment categories. The Company believes that in many cases the most efficient means to acquire such titles or the ability to develop or license such titles is to enter into acquisitions, business combinations or strategic alliances with consumer software companies.

          The Company continuously evaluates and considers other businesses of varying sizes as potential strategic partners and candidates for acquisition (whether negotiated or non-negotiated) and has engaged in discussions with certain businesses in pursuit of possible transactions. Certain of these businesses may be substantial in size as compared to the Company. Except as otherwise disclosed in this Prospectus, there are currently no understandings, agreements or commitments with respect to any acquisition, business combination or strategic alliance. Moreover, there can be no assurance that the Company will enter into any such transaction or, if the Company does identify and consummate such a transaction, that the transaction will enable the Company to achieve its goals.

          Acquisitions or business combination transactions that would result in further expansion of the Company's business in the entertainment and educational product areas may result in a higher degree of product acceptance risk and longer development cycles for the Company's products. In addition, companies that develop entertainment software (for PC, Sega, Nintendo and 3DO platforms) typically experience lower gross margins than the Company has experienced from its current operations. Further, should purchase accounting be used by the Company for future acquisitions or business combination transactions, such accounting treatment may result in large, one-time expense charges for in-process research and development costs and short amortization periods for acquired technology and other intangible assets acquired in the transaction.

          Competition for suitable acquisitions, business combinations and strategic alliances and the cost of these transactions have recently been increasing. The future availability of desirable prospects for these transactions in the computer software industry is uncertain. In addition, assuming that the Company is able to identify appropriate transaction prospects, the execution and implementation of acquisitions, business combinations and strategic alliances involves a significant time commitment from senior management and can result in large restructuring costs. There can be no assurance that suitable opportunities will be identified, that transactions can be consummated or that assets, businesses or relationships acquired in such transactions can be integrated successfully into the Company's operations.

     RISK OF NONPAYMENT

          The Company anticipates that internally generated cash flow will be sufficient to meet its operating expenses and to make payments of interest under the Notes as they become due. There can be no assurance, however, that the Company will generate sufficient internal cash flow to cover all required interest payments on its indebtedness, including that under the Notes.

          To the extent that the Notes are not converted into Common Stock prior to their maturity and the Company is unable to generate sufficient cash flow from operations to cover its outstanding obligations, the Company may be required to attempt to refinance all or a portion of its then outstanding indebtedness under the Notes, to dispose of assets or to seek additional financing. There can be no assurance, however, that any necessary refinancing, disposition of assets or additional financing will be available or be able to be consummated on commercially reasonable terms.

     MANAGEMENT OF GROWTH; KEY EMPLOYEES

          The Company is currently experiencing a period of exceptionally rapid growth that is placing and will likely continue to place a strain on the Company's financial, management and other resources in the future. The Company's ability to continue to manage its growth effectively will require it, among other things, to continue to improve its operational, financial and management information systems and to continue to attract, train, motivate, manage and retain key employees. If the Company's management becomes unable to manage growth effectively, the Company's business, operating results and financial condition could be adversely affected. For example, the Company has recently completed the acquisition of The Learning Company, Compton's NewMedia and Compton's Learning Company and has entered into a definitive merger agreement with MECC. Should certain key employees not be retained, future operating results may be adversely affected.

          The ability of software companies with significant internal development capabilities to continue to manage growth, develop competitive new products and respond to rapid technological change depends on an ability to attract, motivate, manage and retain talented developers, product marketers and other employees with valuable technological and marketing expertise. The Company's educational software products will require a substantially larger internal development and marketing staff than its operations have previously required. If the Company is unable to attract, motivate, manage and retain such employees, the Company's results of operations will likely be adversely affected.

     NEW PRODUCTS AND RAPID TECHNOLOGICAL CHANGE

          Software companies must continue to develop or acquire new products or upgrade existing products on a timely basis to sustain revenues and profitable operations. Factors contributing to the short life span of PC software have included rapid technological change and an expanded demand for content-rich products. Software companies must continue to create or acquire innovative new products reflecting technological changes in hardware and software and translate current products into newly accepted hardware and software formats, in order to gain and maintain a viable market for their products. PC hardware, in particular, is steadily advancing in power and function, expanding the market for increasingly complex and flexible software products. This has also resulted in longer periods necessary for research and development of new products and a greater degree of unpredictability in the time necessary to develop products. Furthermore, the rapid changes in the market and the increasing number of new products available to consumers have increased the degree of consumer acceptance risk with respect to any specific title that the Company may publish.
     It is expected that this trend will continue and may become more pronounced in the future.

          The Company has in the past focused primarily on the productivity, lifestyle and edutainment product categories. These product categories have a lower development cost and are not considered as "hit" driven as the high-end, 16-bit and 32-bit entertainment and games software category (including products offered on the Sega, Nintendo and 3DO platforms) and the high-end, PC-based CD-ROM game category. Additionally, the high-end entertainment and games category requires higher development and marketing costs and a higher cost of goods sold than the Company's traditional software business, is dominated by a number of very large competitors and is subject to rapid change in consumer preference. Should the Company substantially increase its presence in the high-end entertainment and games industry segment, it will experience these additional risks and competitive pressures.

          Similarly, the Company's new product-content focus and enhanced presence in the educational software market will require the Company to evaluate and adopt appropriate development and marketing strategies and methods, which may differ from those historically employed by the Company and subject the Company to the risks and competitive pressures associated with those new strategies.

          The Company's rights to license many of its software products are non-exclusive and, generally, of limited duration, and there is no assurance the Company will be able to continue to obtain new products from developers or to maintain or expand its market share in the event that a competitor offers the same or similar software products. If the Company is unable to develop or acquire new products in a timely manner as revenues decrease from products reaching the end of their natural life cycle, the Company's results of operations will be adversely affected.

     SIGNIFICANT PRICE REDUCTIONS IN PERSONAL COMPUTER SOFTWARE

          Recently, several major publishers of PC software have significantly reduced the prices of their products with the goal of gaining greater market share, to the extent that at least one company (which is not a competitor of SoftKey) distributed its product at no cost (except what it represented as shipping and handling charges) in order to gain market share upon its entrance into a new market. The retail and wholesale prices of many of the Company's products have declined and the Company has introduced new lines of lower-priced software products. There can be no assurance that such price reductions or new product lines will result in an increase in unit sales volume or that prices will not continue to decline in the future. Such a decline would lead to a decrease in the revenues from, and gross margin on, sales of such products in the future and could result in lower cash flow or operating margins.

     RISK OF INTERNATIONAL OPERATIONS

          The Company derived approximately 10% of its revenues in the year ended December 31, 1994 from sales occurring outside North America. The Company believes that revenues from such international sales in 1995 increased slightly and should continue to increase in 1996 as a result of the Company's acquisition of tewi in July 1995 and of Personal Soft S.A., a French societe anonyme, in December 1995. These revenues are subject to the risks normally associated with international operations, including currency conversion risks, limitations (including taxes) on the repatriation of earnings, slower and more difficult accounts receivable collection, greater difficulty and expense in administering business abroad, complications in complying with foreign laws and the necessity of obtaining requisite export licenses, which on occasion may be delayed or difficult to obtain. In addition, while U.S. copyright law, international conventions and international treaties may provide meaningful protection against unauthorized duplication of software, the laws of foreign jurisdictions may not protect the Company's proprietary rights to the same extent as the laws of the United States. Software piracy has been, and can be expected to be, a persistent problem for participants in the "shrinkwrap" software industry, including the Company. These problems are particularly acute in certain international markets such as South America, the Middle East, the Pacific Rim and the Far East.

     DEPENDENCE ON MAJOR SUPPLIER

          All duplication, assembly and fulfillment, with certain exceptions (including CD-ROMs and products reproduced by OEMs), for all of the Company's U.S. products are provided by one supplier, Stream International Inc., formerly known as the Global Software Services business unit of R.R. Donnelley & Sons Company ("Stream"), at facilities in Crawfordsville, Indiana. Any interruption in Stream's manufacturing, assembly and fulfillment services could have a material adverse impact on the Company's business. The Company's agreement with Stream expires in April 1997, and there can be no assurance that such agreement will be renewed or that the terms of any renewal will be the same as those currently in effect. Although the Company believes that suitable alternative suppliers exist, there can be no assurance that any termination or modification of the agreement with Stream would not result in a short-term business interruption for the Company.

     HISTORY OF OPERATING LOSSES

          A variety of factors may cause period-to-period fluctuations in the Company's operating results, including integration of operations resulting from acquisitions of companies, products or technologies, revenues and expenses related to the introduction of new products or new versions of existing products, changes in selling prices, delays in purchases in anticipation of upgrades to existing products, currency fluctuations, dealer and distributor order patterns, general economic trends or a slowdown of PC sales and seasonality of customer buying patterns. Historical operating results of the Company and its predecessors cannot be relied upon as indicative of the future performance of the Company. On an historical basis, the Company incurred net losses of $4,983,000 for the year ended June 30, 1992, $57,250,000 for the year ended June 30, 1993 and $73,258,000 for the transition period from July 4, 1993 to January 1, 1994. The Company had net income of $21,145,000 for the year ended December 31, 1994 and $22,838,000 for the nine months ended September 30, 1995. There can be no assurance that the Company will continue to be profitable in the future.

     CAPITAL RESOURCES

          The expansion of the Company's current business involves significant financial risk and capital investment. There is no assurance that financing will be available in the future to meet the needs of the Company for additional investment.

     DEPENDENCE ON CONTINUED PERSONAL COMPUTER SALES

          The success of the Company is dependent upon the continuing use of PCs, and especially multimedia PCs, in the consumer and school market. A general decrease in unit sales of PCs or shift to an alternative means of delivery could adversely affect the Company's future results of operations.

     HOLDING COMPANY STRUCTURE

          The Notes are obligations exclusively of the Company. Since the operations of the Company are currently conducted primarily through subsidiaries, the cash flow and the consequent ability to service debt, including the Notes, of the Company, are dependent upon the earnings of its subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those subsidiaries to, the Company. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Notes or to make any funds available therefor, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to the Company by its subsidiaries may be subject to statutory or contractual restrictions, are dependent upon the earnings of those subsidiaries and are subject to various business considerations.

          Any right of the Company to receive assets of any of its subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the Notes to participate in those assets) is effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company.

          Because the Company's operations are conducted primarily through its operating subsidiaries, claims of holders of indebtedness of such subsidiaries, as well as claims of trade creditors of such subsidiaries, have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of the Company, including holders of the Notes. As of December 31, 1995, there was approximately $6 million of indebtedness and other obligations of subsidiaries of the Company (excluding intercompany liabilities) outstanding as to which the Notes were structurally subordinated. The Indenture does not limit the amount of additional indebtedness which the Company can create, incur, assume or guarantee, nor does the Indenture limit the amount of indebtedness which any subsidiaries can create, incur, assume or guarantee.

     CHANGE OF CONTROL

          The Indenture provides that holders of the Notes have the right, in the event of a Change of Control, to require that the Company repurchase the Notes in whole or in part at a redemption price equal to 101% of the principal amount thereof plus accrued interest. There can be no assurance that the Company will have the financial resources necessary to purchase the Notes upon a Change of Control. See "Description of Notes."

     SECURITIES TRADING; VOLATILITY

          The Notes have been designated for trading in the PORTAL market, and the Common Stock is quoted on the NNM. The market price of the Common Stock, like the shares of many other high technology companies, has been and may continue to be volatile. Volatility in the price of the Common Stock, changes in prevailing interest rates and changes in perceptions of the Company's creditworthiness may in the future adversely affect the price of the Notes. In addition, the stock market has experienced and continues to experience extreme price and volume fluctuations which have particularly affected the market price for many technology companies. These broad market fluctuations, as well as general economic and political conditions, may adversely affect the market prices of the Common Stock and the Notes.


                               USE OF PROCEEDS

          The Company will not receive any proceeds from the sale of the Notes or the Common Stock issuable upon conversion thereof by the Selling Holders.

                             THE SELLING HOLDERS

          The Notes were initially issued and sold pursuant to a Purchase Agreement dated as of October 17, 1995 between the Company, on the one hand, and Bear, Stearns & Co. Inc. and Montgomery Securities (together, the "Initial Purchasers"), on the other hand. The Selling Holders acquired the Notes (a) from the Initial Purchasers in transactions complying with Rule 144A, Regulation D or Regulation S under the Securities Act or (b) in other permitted resale transactions exempt from registration under the Securities Act from the Initial Purchasers or holders who acquired the Notes from the Initial Purchasers or other prior holders thereof . The Company agreed to indemnify and hold the Initial Purchasers harmless against certain liabilities under the Securities Act that would arise in connection with the sale of the Notes by the Initial Purchasers.

          Except as otherwise indicated, the table below sets forth certain information with respect to the Selling Holders and the Securities as of December 18, 1995. The term Selling Holders includes the beneficial owners of the securities listed below and their transferees, pledgees, donees or other successors. Other than as a result of the ownership of Securities indicated below, none of the Selling Holders has had any material relationship with the Company or any of its affiliates within the past three years.

                                      Aggregate        Number of Shares
                                   Principal Amount    of Common Stock
                                  of Notes That May    That May Be Sold*
      Name                             Be Sold

      Ashore & Co.  . . . . . .      $ 3,000,000              56,603

      Bankers Trust Company(1).       48,000,000             905,660

      Boston College
      Endowment(2)  . . . . . .          375,000               7,075

      Bottle & Co.  . . . . . .        4,750,000              89,622

      BT Securities
      Corporation(3)  . . . . .        3,250,000              61,320

      Central States Southeast
      and Southwest Pension Fund .     1,250,000              23,584

      Christian Science Peck
      Management Stock . . . . .         125,000               2,358

      Christian Science Trustees
      for Gifts and Endowments .         125,000               2,358

      Clarex Limited  . . . . .        1,200,000              22,641


  * Unless otherwise noted, the nature of beneficial ownership is sole voting and/or investment power.


                                      Aggregate        Number of Shares
                                   Principal Amount    of Common Stock
                                  of Notes That May    That May Be Sold*
      Name                             Be Sold

      Columbus Life Insurance
      Company . . . . . . . . .        2,175,000              41,037

      Coutts & Co. AG - New York
      Branch  . . . . . . . . .        3,200,000              60,377

      Custodial Trust Company .        3,010,000              56,792

      Dean Witter Convertible
      Securities Trust  . . . .        5,795,000             109,339

      Declaration of Trust for
      Defined Benefit Plan of
      ICI American Holdings Inc. .       700,000              13,207

      Declaration of Trust for
      Defined Benefit Plan of
      Zeneca Holdings Inc.  . .          455,000               8,584

      Delaware State Employees'
      Retirement Fund  . . . . .       2,225,000              41,981

      Delta Air Lines Master
      Trust . . . . . . . . . .        2,895,000              54,622

      Deutsche Morgan
      Grenfell/C.J. Lawrence
      Inc.(4) . . . . . . . . .        4,800,000              90,566

      Dreyfus Growth and Income
      Fund,  Inc.(5) . . . . .        30,750,000             580,188

      Eaton Vance Total Return
      Portfolio . . . . . . . .        3,000,000              56,603

      Fidelity Devonshire Trust:
      Fidelity Equity-Income
      Fund(6) . . . . . . . . .        4,030,000              76,037

      Fidelity Financial Trust:
      Fidelity Convertible
      Securities Fund(6) . . . .      13,270,000             250,377

      Fidelity Management Trust
      Company, on behalf of
      accounts managed by it(7) .      9,200,000             173,584

      First Church of Christ,
      Scientist - Endowments  . .        210,000               3,962

      First National Bank of
      Omaha . . . . . . . . . .          715,000              13,490

      Firstar Trust Company . .        1,000,000              18,867

      General Motors Investment
      Management Corporation  .       19,545,000             368,773

      George Eastman House
      Endowment . . . . . . . .          100,000               1,886

      Guardian Life Insurance
      Co. of America  . . . . .        9,500,000             179,245

      Guardian Pension Fund . .          500,000               9,433

      Hillside Industries
      Corporate Account . . . .          150,000               2,830

      Hillside Industries
      Incorporated (Master
      Trust)  . . . . . . . . .           35,000                 660

      IDS Bond Fund,  Inc.(8) .       11,250,000             212,264

      IDS Extra Income Fund,
      Inc.(8) . . . . . . . . .        2,000,000              37,735

      IDS Life Managed Fund,
      Inc.(8) . . . . . . . . .        8,000,000             150,943

      IDS Life Special Income
      Fund,  Inc.(8) . . . . .         4,750,000              89,622

      J.P. Morgan & Co.
      Incorporated(9) . . . . .       15,000,000             283,018

      Kellner, DiLeo & Co.  . .        4,650,000              87,735

      Lincoln National
      Convertible Securities
      Fund  . . . . . . . . . .        2,430,000              45,849

      Lincoln National Life
      Insurance -  Convertible
      Securities Pool  . . . . .       5,650,000             106,603

      Mass. Mutual Corporate
      Investors . . . . . . . .          630,000              11,886

      Massachusetts Financial
      Services Total
      Return  . . . . . . . . .          250,000               4,716

      Massachusetts Pension
      Reserves Investment
      Management Board  . . . .        2,080,000              39,245

      McCullough, Andrews &
      Cappiello, Inc. . . . . .        7,900,000             149,056

      Mellon Bank, N.A. . . . .        1,250,000              23,584

      Mercantile, Safe Deposit
      and Trust Company . . . .        3,895,000              73,490

      Merrill Lynch, Pierce,
      Fenner & Smith
      Incorporated(10)  . . . .        6,190,000             116,792

      Montgomery Securities(11) .      2,860,000              53,962

      Museum of Fine Art,
      Boston(2) . . . . . . . .          165,000               3,113

      New Hampshire Retirement
      System(2) . . . . . . . .          980,000              18,490

      Oaktree Capital Management
      OCM Convertible Ltd . . .          250,000               4,716

      OCM Convertible Trust . .        5,250,000              99,056

      OCM Convertible L.P.  . .          240,000               4,528

      Pacific Horizon Capital
      Income Fund . . . . . . .        1,100,000              20,754

      PaineWebber Incorporated .       5,515,000             104,056

      Phoenix Home Life . . . .        8,750,000             165,094

      PNC Bank National
      Association . . . . . . .          285,000               5,377

      Putnam Balanced Retirement
      Fund(12)  . . . . . . . .          250,000               4,716

      Putnam Convertible Income-
      Growth Trust(12) . . . . .       8,050,000             151,886

      Putnam Convertible
      Opportunities and
      Income  Trust(12)  . . .           895,000              16,886

      Putnam High Income
      Convertible and Bond
      Fund(12)  . . . . . . . .        2,000,000              37,735

      Robertson, Stephens &
      Company LLC(9)  . . . . .          745,000              14,056

      Rochester Fund Series -
      The Bond Fund For Growth .       4,000,000              75,471

      Royal Bank Investment
      Management  . . . . . . .        1,250,000              23,584

      Sonem Partners Ltd. . . .          100,000               1,886

      State Employees'
      Retirement Fund of the
      State of Delaware . . . .        1,035,000              19,528

      Tennessee Consolidated
      Retirement System . . . .        3,500,000              66,037

      The TCW Group, Inc. . . .        6,720,000             126,792

      Thermo Electron Corp.
      Balanced Investment Fund .         275,000               5,188

      Touchstone Portfolio
      Growth & Income . . . . .          175,000               3,301

      Touchstone Variable
      Insurance Trust Growth &
      Income 2  . . . . . . . .          150,000               2,830

      TWA  401(k) - Balanced .           200,000               3,773

      UBS Securities Inc. . . .        3,360,000              63,396

      Union Bank  . . . . . . .          265,000               5,000

      Wagner, Stott & Co. . . .        5,650,000             106,603

      Weirton . . . . . . . . .          670,000              12,641

      Wells Fargo Bank,
      N.A.(13)  . . . . . . . .        4,000,000              75,471

      Winchester Convertible
      Plus Ltd. . . . . . . . .          500,000               9,433

     ________________

     * Assumes a conversion price of $53.00 per share, and a cash payment in lieu of any fractional share interest.

     (1) Information is as of January 5, 1996. Bankers Trust Company holds Notes solely as custodian or trustee for accounts over which other persons exercise investment and voting discretion. BT Securities Corporation is an affiliate of Bankers Trust Company. Bankers Trust Company disclaims beneficial ownership of Notes and shares of Common Stock listed herein as held in its name or the name of BT Securities Corporation.

     (2) Shares investment authority with The Putnam Advisory Company, Inc., the investment adviser.

     (3)  Information is as of January 5, 1996.  BT Securities
          Corporation is an affiliate of Bankers Trust Company. BT Securities Corporation disclaims beneficial ownership of all Notes and shares of Common Stock listed as owned by Bankers Trust Company.

     (4)  Information is as of January  15, 1996.

     (5) Information is as of January 4, 1996.

     (6) Each of such entities is either an investment company or a portfolio of an investment company registered under Section 8 of the Investment Company Act of 1940, as amended (the "Investment Company Act"), or a private investment account advised by Fidelity Management & Research Company ("FMR Co."). FMR Co. is a Massachusetts corporation and an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, as amended (the "Advisers Act"), and provides investment advisory services to each of such entities and to other registered investment companies and to certain other funds which are generally offered to a limited group of investors. FMR Co. is a wholly owned subsidiary of FMR Corp. ("FMR"), a Massachusetts corporation.

     (7) Shares indicated as owned by such entity are owned directly by various private investment accounts, primarily employee benefit plans for which Fidelity Management Trust Company ("FMTC") serves as trustee or managing agent. FMTC is a wholly owned subsidiary of FMR and a bank as defined in
          Section 3(a)(6) of the  Exchange Act .

     (8) Each of these funds is an investment company registered under the Investment Company Act and is a fund in the IDS Mutual Fund Group (collectively, the "IDS Funds"). American Express Financial Corporation, formerly known as IDS Financial Corporation ("AEFC"), an investment adviser registered under the Advisers Act , provides investment advisory services to each of the IDS Funds and to certain other registered investment companies. AEFC is a wholly owned subsidiary of American Express Company. The information set forth in the table with respect to each IDS Fund and the information set forth in this footnote was provided by AEFC.

     (9)  Information is as of December 29, 1995

     (10) Information is of January 8, 1996.

     (11) Information is as of January 18, 1996.

     (12) Shares investment authority with Putnam Investment Management, Inc., the investment adviser.

     (13) Information is as of  January 5, 1996.

          The preceding table has been prepared based upon information furnished to the Company by the Depository Trust Company and by or on behalf of the Selling Holders. Additional information concerning ownership of the Securities offered hereby rests with certain holders of the Securities who are not named in the preceding table, with whom the Company believes it has no affiliation and from whom the Company has received no response to its request for such information.

          In view of the fact that Selling Holders may offer all or a portion of the Notes or shares of Common Stock held by them pursuant to the offering contemplated by this Prospectus, and because this offering is not being underwritten on a firm commitment basis, no estimate can be given as to the amount of Notes or the number of shares of Common Stock that will be held by the Selling Holders after completion of the offering made hereby.

          Information concerning the Selling Holders may change from time to time and any such changed information will be set forth in supplements to this Prospectus if and when necessary. In addition, the per share conversion price, and therefor the number of shares issuable upon conversion of the Notes, is subject to adjustment under certain circumstances. Accordingly, the aggregate principal amount of Notes and the number of shares of Common Stock issuable upon conversion thereof offered hereby may increase or decrease.
     As of the date of this Prospectus, the aggregate principal amount of Notes outstanding is $350,000,000.

                           DESCRIPTION OF THE NOTES

          The Notes are issued under an indenture dated as of October 16, 1995, as amended by the First Supplemental Indenture dated as of November 22, 1995 (the "Indenture"), between the Company and State Street Bank and Trust Company, as trustee (the "Trustee"). A copy of the Indenture and such First Supplemental Indenture are being filed with the Commission as exhibits to the Registration Statement. The following summaries of certain provisions of the Notes and the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), and all the provisions of the Notes and the Indenture, including the definitions therein of certain terms which are not otherwise defined in this Prospectus and those terms made a part of the Indenture by reference to the Trust Indenture Act. Wherever particular provisions or defined terms of the Indenture (or of the form of Notes which is a part thereof) are referred to, such provisions or defined terms are incorporated herein by reference. As used in this "Description of Notes," the "Company" refers to SoftKey International Inc. and does not, unless the context otherwise indicates, include its subsidiaries.

     GENERAL

         The Notes are general unsecured obligations of the Company senior or pari passu in right of payment to all other unsecured obligations of the Company as described below under the subheading "Ranking" and are convertible into Common Stock as described below under the subheading "Conversion of Notes." The Notes are limited to $350,000,000 aggregate principal amount, have been issued in fully registered form only in denominations of $1,000 or any multiple thereof and will mature on November 1, 2000, unless earlier redeemed at the option of the Company or at the option of the holder thereof upon a Change of Control.

          The Indenture does not contain any restrictions on the payment of dividends, the repurchase of securities of the Company (other than the Notes) or the incurrence of debt by the Company or any of its subsidiaries.

          The Notes bear interest from October 23, 1995 at the annual rate set forth on the cover page hereof, payable semi-annually on May 1 and November 1, commencing on May 1, 1996, to holders of record at the close of business on the preceding April 15 and October 15, respectively. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

          Unless other arrangements are made, interest is paid by check mailed to holders entitled thereto. Principal will be payable, and the Notes may be presented for conversion, registration of transfer and exchange, without service charge, at the office of the Trustee in New York, New York.

     CONVERSION OF NOTES

          The holders of Notes are entitled at any time after 60 days following the latest date of original issuance thereof through the close of business on November 1, 2000, subject to prior redemption, to convert any Notes or portions thereof (in denominations of $1,000 or multiples thereof) into Common Stock, at the conversion price set forth on the cover page of this Prospectus, subject to adjustment as described below; provided that in the case of Notes called for redemption, conversion rights will expire at the close of business on the business day next preceding the date fixed for redemption, unless the Company defaults in payment of the redemption price. A Note (or portion thereof) in respect of which a holder is exercising its option to require redemption upon a Change of Control may be converted only if such holder withdraws its election to exercise such option in accordance with the terms of the Indenture. Except as described below, no adjustment will be made on conversion of any Notes for interest accrued thereon or for dividends on any Common Stock issued. If Notes not called for redemption are converted after a record date for the payment of interest and prior to the next succeeding interest payment date, such Notes must be accompanied by funds equal to the interest payable on such succeeding interest payment date on the principal amount so converted. The Company is not required to issue fractional shares of Common Stock upon conversion of Notes and, in lieu thereof, will pay a cash adjustment based upon the market price of the Common Stock on the last business day prior to the date of conversion.

          The conversion price is subject to adjustment (under formulae set forth in the Indenture) upon the occurrence of certain events, including: (i) the issuance of Common Stock as a dividend or distribution on Common Stock; (ii) the issuance to all holders of Common Stock of certain rights or warrants to purchase Common Stock at less than the current market price; (iii) certain subdivisions, combinations and reclassifications of Common Stock; (iv) distributions to all holders of Common Stock of capital stock of the Company (other than Common Stock) or evidences of indebtedness of the Company or assets (including securities, but excluding those dividends, rights, warrants and distributions referred to above and dividends and distributions in connection with the liquidation, dissolution or winding up of the Company and dividends and distributions paid exclusively in cash); (v) distributions consisting exclusively of cash (excluding any cash portion of distributions referred to in clause (iv)) to all holders of Common Stock in an aggregate amount that, combined together with all other such all-cash distributions made within the preceding 12 months in respect of which no adjustment has been made, exceeds 20% of the Company's market capitalization (being the product of the then current market price of the Common Stock times the number of shares of Common Stock then outstanding) on the record date for such distribution; and (vi) the purchase of Common Stock pursuant to a tender offer made by the Company or any of its subsidiaries which involves an aggregate consideration that, together with (x) any cash and the fair market value of any other consideration payable in any other tender offer by the Company or any of its subsidiaries for Common Stock expiring within the 12 months preceding such tender offer in respect of which no adjustment has been made and
     (y) the aggregate amount of any such all-cash distributions referred to in clause (v) above to all holders of Common Stock within the 12 months preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 20% of the Company's market capitalization on the expiration of such tender offer. No adjustment of the conversion price will be made for shares of Common Stock issued pursuant to a plan for reinvestment of dividends or interest.

          Except as stated above, the conversion price will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing. No adjustment in the conversion price will be required unless such adjustment would require a change of at least 1% in the conversion price then in effect; provided that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment.

          In the case of (i) any reclassification or change of the Common Stock (other than changes in par value or from par value to no par value or resulting from a subdivision or a combination) or
     (ii) a consolidation or merger involving the Company or a sale or conveyance to another corporation of the property and assets of the Company as an entirety or substantially as an entirety, in each case as a result of which holders of Common Stock shall be entitled to receive stock, other securities, other property or assets (including cash) with respect to or in exchange for such Common Stock, the holders of the Notes then outstanding will be entitled thereafter to convert such Notes into the kind and amount of shares of stock, other securities or other property or assets which they would have owned or been entitled to receive upon such reclassification, change, consolidation, merger, sale or conveyance had such Notes been converted into Common Stock immediately prior to such reclassification, change, consolidation, merger, sale or conveyance assuming that a holder of Notes would not have exercised any rights of election as to the stock, other securities or other property or assets receivable in connection therewith.

          In the event of a taxable distribution to holders of Common Stock (or other transaction) which results in any adjustment of the conversion price, the holders of Notes may, in certain circumstances, be deemed to have received a distribution subject to the United States income tax as a dividend; in certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of Common Stock.

          The Company from time to time may to the extent permitted by law reduce the conversion price by any amount for any period of at least 20 days, in which case the Company shall give at least 15 days' notice of such decrease, if the Board of Directors of the Company (the "Board of Directors") has made a determination that such decrease would be in the best interests of the Company, which determination shall be conclusive. The Company may, at its option, make such reductions in the conversion price, in addition to those set forth above, as the Company deems advisable to avoid or diminish any income tax to its stockholders resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

     OPTIONAL REDEMPTION BY THE COMPANY

          The Notes are not redeemable at the option of the Company prior to November 2, 1998. At any time on or after that date, the Notes may be redeemed at the Company's option on at least 30 but not more than 60 days' notice, in whole at any time or in part from time to time, at the following prices (expressed in percentages of the principal amount), together with accrued interest to the date fixed for redemption:

          If redeemed during the 12-month period beginning:

                                             Redemption
          Year                                  Price

          November 2, 1998 . . . . . . . .      102.2%
          November 1, 1999 . . . . . . . .      101.1%

     and 100% at November 1, 2000.

          If fewer than all the Notes are to be redeemed, the Trustee will select the Notes to be redeemed in principal amounts of $1,000 or integral multiples thereof by lot or, in its discretion, on a pro rata basis. If any Note is to be redeemed in part only, a new Note or Notes in principal amount equal to the unredeemed principal portion thereof will be issued. If a portion of a holder's Notes is selected for partial redemption and such holder converts a portion of such Notes, such converted portion shall be deemed to be taken from the portion selected for redemption. No sinking fund is provided for the Notes.

     CHANGE IN CONTROL

          Upon the occurrence of a Change of Control, each holder of the Notes shall have the right to require that the Company repurchase such holder's Notes in whole or in part in integral multiples of $1,000, at a purchase price in cash in an amount equal to 101% of the principal amount thereof, together with accrued and unpaid interest to the date of purchase, pursuant to an offer (the "Change of Control Offer") made in accordance with the procedures described below and the other provisions in the Indenture.

          A "Change of Control" means an event or series of events in which (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) acquires "beneficial ownership" (as determined in accordance with Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total Voting Stock of the Company at an Acquisition Price (each term as defined herein) less than the conversion price then in effect with respect to the Notes and (ii) the holders of the Common Stock receive consideration which is not all or substantially all common stock that is (or upon consummation of or immediately following such event or events will be) listed in a United States national securities exchange or approved for quotation on the Nasdaq National Market or any similar United States system of automated dissemination of quotations of securities' prices; provided, however, that any such person shall not be deemed to be the beneficial owner of, or to beneficially own, any Voting Stock tendered into a tender offer until such tendered Voting Stock is accepted for purchase under the tender offer. "Voting Stock" means stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

          Within 30 days following any Change of Control, the Company shall send by first-class mail, postage prepaid, to the Trustee and to each holder of Notes, at such holder's address appearing in the security register, a notice stating, among other things, that a Change of Control has occurred, the purchase price, the purchase date, which shall be a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed, and certain other procedures that a holder of the Notes must follow to accept a Change of Control Offer or to withdraw such acceptance.

          The Company will comply, to the extent applicable, with the requirements of Rule 13e-4 under the Exchange Act and other securities laws or regulations in connection with the repurchase of the Notes as described above.

          The occurrence of certain of the events which would constitute a Change of Control would constitute a default under the revolving line of credit of SoftKey Inc., a wholly owned subsidiary of the Company (the "Credit Facility"). Future indebtedness of the Company may contain prohibitions of certain events which would constitute a Change of Control or require the Company to offer to redeem such indebtedness upon a Change of Control. Moreover, the exercise by the holders of the Notes of their right to require the Company to purchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such purchase on the Company. Finally, the Company's ability to pay cash to holders of the Notes upon a purchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required purchases. Furthermore, the Change of Control provisions may in certain circumstances make more difficult or discourage a takeover of the Company and the removal of the incumbent management.

     RANKING

          The indebtedness evidenced by the Notes are senior unsecured obligations of the Company. Because the Company's operations are conducted primarily through its operating subsidiaries, claims of holders of indebtedness of such subsidiaries, as well as claims of trade creditors of such subsidiaries, have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of the Company, including holders of the Notes.

          The Notes are obligations exclusively of the Company. Since the operations of the Company are currently partially conducted through subsidiaries, the cash flow and the consequent ability to service debt, including the Notes, of the Company, are partially dependent upon the earnings of its subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those subsidiaries to, the Company. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Notes or to make any funds available therefor, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to the Company by its subsidiaries may be subject to statutory or contractual restrictions, are dependent upon the earnings of those subsidiaries and are subject to various business considerations.

          Any right of the Company to receive assets of any of its subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the Notes to participate in those assets) is effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any security interests in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company.

          As of December 31, 1995, subsidiaries of the Company had approximately $6 million of indebtedness outstanding (excluding accrued interest thereon) as to which the Notes were structurally subordinated. The Indenture does not limit the amount of additional indebtedness which the Company can create, incur, assume or guarantee, nor does the Indenture limit the amount of indebtedness which any subsidiary can create, incur, assume or guarantee.

     MERGER, CONSOLIDATION AND SALE OF ASSETS

          The Company shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to any person unless: (i) either the Company is the resulting, surviving or transferee person (the "Successor Company") or the Successor Company is a person organized and existing under the laws of the United States or any State thereof or the District of Columbia, and the Successor Company (if not the Company) expressly assumes by a supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under Indenture and the Notes, including the conversion rights described above under "Conversion of Notes;" (ii) immediately after giving effect to such transaction no Event of Default has happened and is continuing; and (iii) the Company delivers to the Trustee an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

     EVENTS OF DEFAULT AND REMEDIES

          An Event of Default is defined in the Indenture as being: default in payment of the principal of or premium, if any, on the Notes; default for 30 days in payment of any installment of interest on the Notes; default by the Company for 90 days after notice in the observance or performance of any other covenants in the Indenture; or certain events involving bankruptcy, insolvency or reorganization of the Company. The Indenture provides that the Trustee may withhold notice to the holders of Notes of any default (except in payment of principal, premium, if any, or interest with respect to the Notes) if the Trustee considers it in the interest of the holders of the Notes to do so.

          The Indenture provides that if any Event of Default shall have occurred and be continuing, the Trustee or the holders of not less than 25% in principal amount of the Notes then outstanding may declare the principal of and premium, if any, on the Notes to be due and payable immediately, but if the Company shall cure all defaults (except the nonpayment of interest on, premium, if any, and principal of any Notes which shall have become due by acceleration) and certain other conditions are met, such declaration may be cancelled and past defaults may be waived by the holders of a majority in principal amount of Notes then outstanding.

          The holders of a majority in principal amount of the Notes then outstanding shall have the right to direct the time, method and place of conducting any proceedings for any remedy available to the Trustee, subject to certain limitations specified in the Indenture.

          The Company shall furnish to the Trustee at least annually evidence as to compliance with the terms of the Indenture.

     SATISFACTION AND DISCHARGE; DEFEASANCE

          The Indenture will cease to be of further effect as to all outstanding Notes (except as to (i) rights of registration of transfer and exchange and the Company's right of optional redemption; (ii) substitution of apparently mutilated, defaced, destroyed, lost or stolen Notes; (iii) rights of holders of the Notes to receive payments of principal and interest on the Notes;
     (iv) rights, obligations and immunities of the Trustee under the Indenture; and (v) rights of the holders of the Notes as beneficiaries of the Indenture with respect to the property so deposited with the Trustee payable to all or any of them), if (A) the Company will have paid or caused to be paid the principal of and interest on the Notes as and when the same will have become due and payable or (B) all outstanding Notes (except lost, stolen or destroyed Notes which have been replaced or paid) have been delivered to the Trustee for cancellation or (C)(x) the Notes not previously delivered to the Trustee for cancellation will have become due and payable or are by their terms to become due and payable within one year or are to be called for redemption under arrangements satisfactory to the Trustee upon delivery of notice and (y) the Company will have irrevocably deposited with the Trustee, as trust funds, cash, in an amount sufficient to pay principal of and interest on the outstanding Notes, to maturity or redemption, as the cause may be. Such trust may only be established if such deposit will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which the Company is party or by which it is bound and the Company has delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions related to such defeasance have been complied with.

          The Indenture will also cease to be in effect (except as described in clauses (i) through (v) in the immediately preceding paragraph) and the indebtedness on all outstanding Notes will be discharged on the 123rd day after the irrevocable deposit by the Company with the Trustee, in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the Notes, of cash, U.S. Government Obligations (as defined in the Indenture) or a combination thereof, in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay the principal of an interest on the Notes then outstanding in accordance with the terms of the Indenture and the Notes ("legal defeasance"). Such legal defeasance may only be effected if (i) such deposit will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which the Company is party or by which it is bound; (ii) the Company has delivered to the Trustee an opinion of counsel stating that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of this Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, based thereon, the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge by the Company and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; (iii) the Company has delivered to the trustee an opinion of counsel to the effect that after the 123rd day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and (iv) the Company has delivered to the Trustee an Officer's Certificate and an opinion of counsel stating that all conditions related to the defeasance have been complied with.

          The Company may also be released from its obligations under the covenants described above under "Change of Control" and "Merger, Consolidation and Sale of Assets" with respect to the Notes outstanding on the 123rd day after the irrevocable deposit by the Company with the Trustee, in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the Notes, cash, U.S. Government Obligations or a combination thereof, in an amount sufficient in the opinion of a nationally recognized firm of independent public accounts expressed in a written certification thereof delivered to the Trustee, to pay the principal of and interest on the Notes then outstanding in accordance with the terms of the Indenture and the Notes ("covenant defeasance"). Such covenant defeasance may only be effected if (i) such deposit will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which the Company is a party or by which it is bound; (ii) the Company has delivered to the Trustee an opinion of counsel to the effect that the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and covenant defeasance by the Company and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and covenant defeasance had not occurred; (iii) the Company has delivered to the Trustee an opinion of counsel to the effect that after 123rd day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and (iv) the Company has delivered to the Trustee an Officers' Certificate and an opinion of counsel stating that all conditions related to the covenant defeasance have been complied with. Following such covenant defeasance, the Company will no longer be required to comply with and will have no obligation to repurchase the Notes pursuant to the provisions described under "Change of Control."

          Notwithstanding any satisfaction and discharge or defeasance of the Indenture, the obligations of the Company described under "Conversion of Notes" will survive.

     MODIFICATIONS OF THE INDENTURE

          The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in principal amount of the Notes at the time outstanding, to modify the Indenture or any supplemental indenture or the rights of the holders of the Notes, except that no such modification shall
     (i) extend the fixed maturity of any Note, reduce the rate or extend the time or payment of interest thereon, reduce the principal amount thereof or premium, if any, thereon, reduce any amount payable upon redemption thereof, change the obligation of the Company to make redemption of any Note upon the happening of a Change of Control, impair or affect the right of a holder to institute suit for the payment thereof, change the currency in which the Notes are payable or impair the right to convert the Notes into Common Stock subject to the terms set forth in the Indenture, without the consent of the holder of each Note so affected or (ii) reduce the aforesaid percentage of Notes, without the consent of the holders of all of the Notes then outstanding.

     CONCERNING THE TRUSTEE

          State Street Bank and Trust Company, the Trustee under the Indenture, has been appointed by the Company as the paying agent, conversion agent, registrar and custodian with regard to the Notes. The Trustee and/or its affiliates may in the future provide banking and other services to the Company in the ordinary course of their respective businesses.

                         DESCRIPTION OF CAPITAL STOCK

          The Company's authorized capital stock consists of 60,000,000 shares of Common Stock, par value $.01 per share, 5,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred
     Stock"), and one share of special voting stock, par value $1.00 per share (the "Special Voting Share").


     COMMON STOCK

          Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to the rights of holders of outstanding Preferred Stock, if any, the holders of Common Stock are entitled to receive such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution, or winding up of the Company, holders of Common Stock have the right to a ratable portion of the assets remaining after payment of liabilities, subject to preferential payments required to be made to holders of outstanding Preferred Stock, if any. Holders of Common Stock do not have cumulative voting, preemptive, redemption or conversion rights. All outstanding shares of Common Stock are, and the shares to be sold in this offering will be, fully paid and nonassessable. The preferences and rights of holders of shares of Common Stock may become subject to those of holders of shares of any series of Preferred Stock which the Company may issue in the future.

     PREFERRED STOCK

          The Board of Directors has the authority, without further stockholder approval, to issue available shares of Preferred Stock in one or more series from time to time and to fix the powers, designations, preferences, and rights, and the qualifications, limitations, or restrictions of such preferences and/or rights. 3,300,000 shares of the Preferred Stock have been retired and are no longer available for issuance. Of the remaining 1,700,000 shares of Preferred Stock available for issuance, 150,000 have been designated as 5 1/2% Series C Convertible Preferred Stock (the "Series C Preferred Stock"), all of which are reserved for issuance upon exchange of the Company's 5 1/2% Senior Convertible/Exchangeable Notes due 2000 (the "Additional Notes").

     SERIES C PREFERRED STOCK

          Dividend Rights. The holders of shares of the Series C Preferred Stock are entitled to receive, in preference to the holders of shares of Common Stock, dividends in an amount equal to 5 1/2% per annum of the liquidation preference of $1,000 per share of Series C Preferred Stock. Dividends are payable on May 1 and November 1 of each year (each such date a "Dividend Payment Date") to the persons in whose names the Series C Preferred Stock is registered at the close of business on the April 15 and October 15 immediately preceding such Dividend Payment Date.

          Conversion Rights. The holder of any shares of Series C Preferred Stock has the right to convert any number of such shares into that number of shares of Common Stock obtained by dividing $1,000 for each share of Series C Preferred Stock to be converted by the conversion price in effect at such time (the "Conversion Price"). The Conversion Price may be adjusted from time to time upon the occurrence of certain events, including, but not limited to, the payment of certain dividends and distributions to the holders of Common Stock. The Conversion Price is currently $53.00. A holder of Series C Preferred Stock is not entitled to any rights of a holder of Common Stock until such holder has converted his Series C Preferred Stock to Common Stock.

          Redemption. The Company may, at its option, redeem all or, from time to time, any part of the Series C Preferred Stock at the redemption prices set forth below; provided, however, that no such redemption shall be effected before November 2, 1998; and provided, further, that on November 1, 2000, the Company shall redeem all of the Series C Preferred Stock then outstanding. The redemption prices (expressed as percentages of the liquidation value of $1,000) shall be as follows:

          If redeemed during the 12-month period beginning:

                    Date                  Percentage

                    November 1, 1998         102.2%
                    November 1, 1999         101.1%

     and 100% on and after November 1, 2000.

          If dividends payable on shares of Series C Preferred Stock are not paid in full, then until all unpaid dividends have been paid in full or declared and set aside for payment, the Company may not, subject to certain exceptions, redeem, purchase or otherwise acquire any shares of Series C Preferred Stock or any shares of capital stock of the Company ranking on a parity with ("Parity Stock"), or junior to, the Series C Preferred Stock.

          Voting Rights. Each share of Series C Preferred Stock entitles the holder thereof to vote on all matters voted on by holders of Common Stock, voting together as a single class. With respect to any such vote, each share of Series C Preferred Stock shall entitle the holder thereof to cast the number of votes equal to the number of votes which could be cast in such vote by a holder of the shares of capital stock of the Company into which such share of Series C Preferred Stock is convertible on the record date for such vote. The affirmative vote of the holders of at least 66-2/3% of the outstanding shares of Series C Preferred Stock is necessary for certain actions that would affect the Series C Preferred Stock, including, but not limited to, changing the number of authorized shares of Series C Preferred Stock, increasing or decreasing the par value of such shares, or altering the powers, preferences and rights of such shares so as to affect them adversely.

          If on any date dividends payable on the Series C Preferred Stock shall have been in arrears and not paid in full for three semi-annual periods, whether or not consecutive, the number of directors constituting the Board of Directors shall be increased by two and the holders of shares of Series C Preferred Stock shall have the right, voting separately as a single class (or as a class with the holders of shares of Parity Stock, if such holders are similarly entitled to elect additional directors), to elect directors to fill such newly created directorships. Such additional directors shall continue as directors until such time as all dividends accumulated on the Series C Preferred Stock (and on the Parity Stock, if applicable) have been paid in full or all necessary funds have been set aside for payment.

          At each meeting of stockholders at which the holders of shares of Series C Preferred Stock shall have the right to take any action, the presence in person or by proxy of the holders of record of one-third of the total number of shares of Series C Preferred Stock then outstanding and entitled to vote shall be necessary to constitute a quorum.

          Transfer Restrictions. Under the terms of the Securities Resale Registration Rights Agreement dated as of December 22, 1995 between the Company and Tribune Company, the Company is to use its best efforts to register the Series C Preferred Stock under the Securities Act within 90 days of such agreement. Until such time as the Series C Preferred Stock is so registered, then until the date that is three years after the later of the issuance of the Additional Note upon the exchange of which Series C Preferred Stock was issued and the last date on which the Company or any affiliate of the Company was the owner of such Additional Note, such Series C Preferred Stock may only be sold (i) to the Company or any subsidiary thereof, (ii) pursuant to Rule 144A, Rule 904 or Rule 144 under the Securities Act or (iii) to an institutional "accredited investor" (as defined in the Securities Act) who makes certain representations in connection with such sale. In addition, the transferor must furnish to the transfer agent for the Series C Preferred Stock such information as the Company may reasonably require to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

          The Company has no current plans to issue any Preferred Stock other than the Series C Preferred Stock. While the issuance of Preferred Stock could provide needed flexibility in connection with possible acquisitions and other corporate purposes, such issuance could also make it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company or discourage an attempt to gain control of the Company.

     SPECIAL VOTING SHARE

          The Company's sole authorized and outstanding Special Voting Share is held of record by The R-M Trust Company, as Trustee (the "Special Voting Share Trustee"), under a Voting and Exchange Trust Agreement pursuant to which each holder of Exchangeable Non-Voting Shares of SoftKey Software Products Inc. (the "Exchangeable Shares"), other than the Company or any entity controlled by the Company (a "Controlled Entity"), is entitled to instruct the Special Voting Share Trustee to exercise one of the votes attached to the Special Voting Share for each Exchangeable Share held by such holder. Except as otherwise required by law or the Company's Restated Certificate of Incorporation, as amended, the holder of record of the Special Voting Share will have a number of votes equal to the number of Exchangeable Shares outstanding from time to time not owned by the Company or any Controlled Entity. The holders of shares of the Common Stock and the Special Voting Share vote together as a single class on all matters, except as may be required by applicable law. The holder of the Special Voting Share is not entitled to receive dividends. In the event of any liquidation, dissolution or winding-up of the Company, the holder of the Special Voting Share will not be entitled to receive any assets of the Company available for distribution to its stockholders. At such time as the Special Voting Share has no votes attached to it because there are no Exchangeable Shares outstanding not owned by the Company or a Controlled Entity, and there are no shares of stock, debt, options or other agreements of the Company which could give rise to the issuance of any Exchangeable Shares to any person (other than the Company or a Controlled Entity), the Special Voting Share will be cancelled.

          The Exchangeable Shares were originally issued to certain holders of common shares of Former SoftKey in the Three-Party Combination. All Exchangeable Shares not exchanged for an equivalent number of shares of Common Stock by February 4, 2005 (the "Redemption Date") will be redeemed by SoftKey Software Products Inc., an Ontario corporation and a subsidiary of the Company ("SoftKey Software"), for a price per share equal to the current market price of a share of Common Stock (which shall be paid in Common Stock) plus a cash amount equivalent to the full amount of all unpaid dividends thereon, and the Special Voting Share will thereupon be cancelled. The Board of Directors of SoftKey Software may extend the Redemption Date or, if at any time there are less than 50,000 outstanding Exchangeable Shares (other than Exchangeable Shares held by the Company or any Controlled Entity, subject to adjustment to reflect permitted changes to the Exchangeable Shares), accelerate the Redemption Date.

     TRANSFER AGENT AND REGISTRAR

          The Company has appointed The First National Bank of Boston as transfer agent and registrar of the Common Stock.

                             PLAN OF DISTRIBUTION

          The Securities covered hereby may be offered and sold from time to time by the Selling Holders. The Selling Holders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. Sales of the Shares are, in general, expected to be made at the market price prevailing at the time of each such sale; however, prices in negotiated transactions may differ considerably. Such sales may be made in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the then prevailing market prices or in negotiated transactions, including without limitation pursuant to an underwritten offering or pursuant to one or more of the following methods: (a) purchases by a broker-dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (b) ordinary brokerage transactions and transactions in which a broker solicits purchasers; and (c) block trades in which a broker-dealer so engaged will attempt to sell the Securities as agent but may take a position and resell a portion of the block as principal to facilitate the transaction.

          The Company has been advised that, as of the date hereof, the Selling Holders have made no arrangement with any broker for the offering or sale of the Notes or the shares of Common Stock issuable upon conversion thereof. Underwriters, brokers, dealers or agents may participate in such transactions as agents and may, in such capacity, receive brokerage commissions from the Selling Holders or purchasers of such securities. Such underwriters, brokers, dealers or agents may also purchase the Notes or shares of Common Stock issuable upon conversion thereof and resell such securities for their own account. The Selling Holders and such underwriters, brokers, dealers or agents may be considered "underwriters" as that term is defined by the Securities Act, although the Selling Holders disclaim such status. Any commissions, discounts or profits received by such underwriters, brokers, dealers or agents in connection with the foregoing transactions may be deemed to be underwriting discounts and commissions under the Securities Act.

          To comply with the securities laws of certain jurisdictions, if applicable, the Notes and Common Stock issuable upon conversion thereof will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the Notes and Common Stock issuable upon conversion thereof may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or unless an exemption from such registration or qualification is available and is complied with.

          Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Notes or the shares of Common Stock issuable upon conversion thereof may be limited in its ability to engage in market activities with respect to such Notes or the shares of Common Stock issuable upon conversion thereof. In addition and without limiting the foregoing, each Selling Holder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, rules 10b-2, 10b-5, 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of any of the Notes and shares of Common Stock issuable upon conversion thereof by the Selling Holders. All of the foregoing may affect the marketability of the Notes and shares of Common Stock issuable upon conversion thereof.

          The Company may suspend the use of this Prospectus and any supplements hereto in certain circumstances due to pending corporate developments, public filings with the commission or similar events. The Company is obligated in the event of such suspension to use its reasonable efforts to ensure that the use of the Prospectus may be resumed as soon as practicable.

          The Company has agreed to pay substantially all of the expenses incident to the registration, offering and sale of the Notes or the shares of Common Stock issuable upon conversion thereof to the public other than commissions and discounts of agents, dealers or underwriters. Such expenses (excluding such commissions and discounts) are estimated to be approximately $350,000. The Company has also agreed to indemnify the Selling Holders against certain liabilities, including certain liabilities under the Securities Act.


                                LEGAL MATTERS

          The validity of the Securities offered hereby will be passed upon for the Company by Neal S. Winneg, General Counsel of the Company. Mr. Winneg owns options to purchase an aggregate of 99,375 shares of Common Stock, which are or become exercisable in periodic installments through January 1999.

                                   EXPERTS

          The consolidated financial statements and related schedules of the Company as of and for the year ended December 31, 1994, included in the Company's Annual Report on Form 10-K for the year ended December 31, 1994, have been audited by Coopers & Lybrand L.L.P., independent public accountants, as set forth in their report therein dated March 3, 1995 and incorporated herein by reference in reliance on such report, given on the authority of that firm as experts in accounting and auditing. The consolidated financial statements and related schedules of the Company as of December 31, 1993 and June 30, 1993 and for the six month transition period from July 4, 1993 to January 1, 1994 and for each of the two years in the period ended June 30, 1993, included in the Company's Annual Report on Form 10-K for the year ended December 31, 1994, have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report therein dated January 16, 1995 and incorporated herein by reference. In its report, Arthur Andersen LLP states that with respect to the consolidated financial statements and related schedules of WordStar as of June 30, 1993 and for each of the two years in the period ended June 30, 1993, Spinnaker as of June 30, 1993 and for the year then ended and Spinnaker as of June 30, 1992 and for the year then ended, its opinion is based on the reports of other independent accountants, namely KPMG Peat Marwick LLP, Price Waterhouse LLP and Deloitte & Touche LLP, respectively. The consolidated financial statements and related schedules of the Company have been included therein in reliance upon such reports given upon the authority of those firms as experts in accounting and auditing. The report of Price Waterhouse LLP on the consolidated financial statements of Spinnaker as of June 30, 1993 and for the year then ended contains an explanatory paragraph relating to Spinnaker's ability to continue as a going concern as described in Note 12 of the consolidated financial statements of Spinnaker (not included herein). The report of Deloitte & Touche LLP on the consolidated financial statements of Spinnaker for the year ended June 30, 1992 expresses an unqualified opinion and includes an explanatory paragraph referring to an uncertainty in connection with an arbitration proceeding referred to in Note 12 of the consolidated financial statements of Spinnaker (not included herein).


          No dealer, salesman or
     any other person has been
     authorized to give any
     information or to make any
     representation not contained
     in this Prospectus, and, if
     given or made, such information
     information or representation
     must not be relied upon as                     SOFTKEY LOGO
     having been authorized by the
     Company or any Selling Holder.
     This Prospectus does not                       $350,000,000
     constitute an offer to sell or                 5 1/2% SENIOR
     a solicitation of an offer to                CONVERTIBLE NOTES
     buy any of the securities                        DUE 2000
     offered hereby in any                               AND
     jurisdiction to any person to                  COMMON STOCK
     whom it is unlawful to make
     such offer in such
     jurisdiction.  Neither the
     delivery of this Prospectus
     nor any sale made hereunder
     shall, under any
     circumstances, create any
     implication that the
     information herein is correct
     as of any time subsequent to
     the date hereof or that there
     has been no change in the
     affairs of the Company since
     such date.

              ____________
                                             ____________________

                                                  PROSPECTUS
                                             ____________________

            TABLE OF CONTENTS
                                  Page
     Available Information .         2
     Documents Incorporated by
     Reference . . . . . . . . .     2
     Prospectus Summary  . . . .     3
     Risk Factors  . . . . . . .     6
     Use of Proceeds . . . . . .    11
     The Selling Holders . . . .    11
     Description of the Notes .     16
     Description of Capital Stock . 22
     Plan of Distribution  . . .    25
     Legal Matters . . . . . . .    26
     Expert  . . . . . . . . . .    26
                                                   JANUARY  26, 1996


                                SOFTKEY LOGO

                               200,000 SHARES

                                COMMON STOCK

          This Prospectus relates to 200,000 shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock"), of SoftKey International Inc. ("SoftKey" or the "Company"). Robert
     A. Ellis (the "Selling Holder") may from time to time sell the Shares offered hereby to or through one or more underwriters, directly to other purchasers or through agents in ordinary brokerage transactions, in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to
     then prevailing market prices or at negotiated prices.   The
     Selling Holder, and any agents or broker-dealers that participate with the Selling Holder in the distribution of the Shares, may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on their resale of the Shares may be deemed to be underwriting commissions or discounts under the Securities Act. See "The Selling Holder" and "Plan of Distribution."

         The Company will not receive any of the proceeds from the sale of any of the Shares offered by the Selling Holder hereunder.

         The Common Stock of the Company is quoted on the Nasdaq
     National Market under the symbol "SKEY." On January 25, 1996, the last reported sale price of the Common Stock on the Nasdaq National Market was $15 per share.

         SEE "RISK FACTORS" ON PAGE   5 FOR A DISCUSSION OF CERTAIN
     FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
        AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
           HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
            SECURITIES COMMISSION PASSED UPON THE ACCURACY OR AD-
                EQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                January 26, 1996

        AVAILABLE INFORMATION

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, material filed by the Company can be inspected at the offices of The Nasdaq Stock Market, Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

          The Company has filed with the Commission a Registration Statement on Form S-3 (together with any amendments or supplements thereto, the "Registration Statement") under the Securities Act with respect to the Securities to be offered and sold by means of this Prospectus. This Prospectus omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto in accordance with the rules and regulations of the Commission. For further information regarding the Company and the Securities offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith, which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of which may be obtained from the Commission at prescribed rates. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

     DOCUMENTS INCORPORATED BY REFERENCE

          The Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 1994, all other reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Exchange Act since December 31, 1994 and the description of the Common Stock contained in the Company's registration statement filed pursuant to
     Section 12(g) of the Exchange Act, including any amendment or reports filed for the purpose of updating such description filed by the Company, all of which are on file with the Commission, are incorporated in this Prospectus by reference and made a part hereof.

          All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the Securities hereunder shall be deemed to be incorporated herein by reference and shall be a part hereof from the date of the filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or replaced for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this Prospectus.

          The Company will provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of such person, a copy of the documents incorporated by reference herein, other than exhibits to such documents not specifically incorporated by reference. Such requests should be directed to SoftKey International Inc., One Athenaeum Street, Cambridge, Massachusetts 02142, Attention:
     Secretary (telephone:  (617) 494-1200).

                              PROSPECTUS SUMMARY

          The following summary does not purport to be complete and is qualified in its entirety by the more detailed information and consolidated financial statements and related notes incorporated by reference in this Prospectus.

                                 THE COMPANY

          General. SoftKey is a leading developer and publisher of value-priced, high-quality, consumer software for personal computers ("PCs"), primarily produced on CD-ROM. The Company currently offers over 500 software titles in consumer-oriented categories, including education, lifestyle, edutainment, reference, productivity and entertainment in North America and distributes additional products internationally. The Company's products include titles such as: Calendar Creator Plus , Infopedia , Sports Illustrated Swimsuit Calendar, Time Almanac, BodyWorks 4.0, The American Heritage Talking Dictionary, Leonardo -- the Inventor , PC Paintbrush , Key 3D Design Center and Compton's Interactive Encyclopedia. As a result of the Company's recent acquisition of The Learning Company, the Company added a number of educational products, classified into several product "families," to its offerings, including those in The Learning Company's "Rabbit" family (Reader Rabbit 1, Reader Rabbit 2, Reader Rabbit 3, Reader Rabbit's Ready for Letters, Reader Rabbit's Interactive Reading Journey, Reader Rabbit's Reading Development Library, Math Rabbit and MetroGnomes' Music), "Treasure" family (Treasure Mountain!, Treasure MathStorm!, Treasure Cove! and Treasure Galaxy!), "Super Solvers" family (Spellbound!, OutNumbered!, Midnight Rescues!, Super Solvers Gizmos & Gadgets and Operation Neptune), "Writing Tools" family (The Writing Center, The Children's Writing & Publishing Center, Student Writing & Research Center with Compton's Concise Encyclopedia and Read, Write & Type!), "College Prep" family (ScoreBuilder for the SAT) and the "Foreign Languages" family (the Learn to Speak . . . series, the Berlitz Think & Talk . . . series, the Pronunciation Tutor . . . series and Vocabulary Builder). School editions of certain of these products are also now available through SoftKey. See "Recent Acquisitions."

          The Company believes that in order to compete effectively, successful companies will ultimately need to publish large numbers of successful titles and introduce them to the market rapidly. SoftKey's current product development strategy is to develop and acquire products in high-growth categories for rapid release and maintain development cycles that result in ongoing upgrades and product rotations in short periods of time. This practice of publishing a large number of titles in a broad range of categories and refreshing those titles on an ongoing basis effectively reduces the Company's dependence on any one "hit" title.

          SoftKey's strategy is to develop, license and acquire a broad range of quality software products with significant unit-volume potential at the lowest possible cost and to continuously introduce these new products through a wide variety of established and emerging distribution channels worldwide, including retail channels, direct mail and original equipment manufacturers ("OEMs"). Other key elements of this strategy include focusing on high-growth consumer software, broadly distributing to the consumer market at various price points, building strong relationships with retail channels, acquiring complementary products, technologies and businesses and enhancing brand awareness and loyalty.

          The Company was created through a combination of three corporations. On February 4, 1994, the Company (which was then known as WordStar International Incorporated ("WordStar")) completed a three-way business combination transaction with SoftKey Software Products Inc. and Spinnaker Software Corporation
     ( Spinnaker ). Effective February 4, 1994, the Company changed its name to SoftKey International Inc.

          SoftKey develops and publishes products through internal development and licensing agreements with outside developers. The Company's internal product development efforts are designed to result in efficient and timely product introductions by focusing on "core code" development. Where possible, the Company specifies, develops and manages (or purchases) one base of source code from which many products are created. The Company supplements its development efforts through product acquisitions and royalty-bearing licenses.

          Recent Acquisitions. The Company has a history of acquiring companies in order to broaden its product lines and geographic sales channels. In 1995, the Company's acquisitions included, among others, The Learning Company, a publisher of educational software, Compton's NewMedia, Inc. and Compton's Learning Company, two former wholly owned subsidiaries of Tribune Company, tewi Verlag GmbH, a German publisher and distributor of CD-ROM software and computer-related books ("tewi"), and Future Vision Holding, Inc., a multimedia software company.

          Additionally, the Company has entered into a definitive merger agreement to acquire Minnesota Educational Computing Corporation
     (MECC) ("MECC"), a publisher and distributor of high quality educational software for children. The closing of this transaction is subject to a number of conditions and approvals including the approval of stockholders of each of MECC and the Company. There can be no assurance that this transaction will be consummated.

          The Company's acquisition of The Learning Company and proposed acquisition of MECC, which together would make the Company the largest educational software company in the world, represent a new product-content focus for the Company's business in the education area. The Company believes this new focus will likely result in, among other things, significant investments by the Company in product planning and research and development and a higher degree of product acceptance risk. In order for the Company to sell a sufficient volume of products to offset the increased costs associated with the development of educational software products, SoftKey currently plans to continue its strategy of extending product lines by offering multiple titles at various price points (including by offering full-featured educational products in its Premium product line) based on a common source code.

          The Company is incorporated in Delaware. Its principal executive offices are located at One Athenaeum Street, Cambridge, Massachusetts 02142, and its telephone number is (617) 494-1200. "SoftKey" and all of the Company's logos and product names are trademarks of the Company.


                                 RISK FACTORS

          Prospective purchasers of the Common Stock offered hereby should carefully consider the following risk factors, in addition to other information contained or incorporated by reference in this Prospectus.

     INTENSE COMPETITIVE ENVIRONMENT

          The PC consumer software industry is intensely competitive and is characterized by rapid changes in technology and customer requirements. The changing nature of the consumer software industry and rapidly changing demand for products make it difficult to predict the future success of the Company in the business of producing packaged software products for the retail market. The Company competes for retail shelf space and general consumer awareness with a number of companies that market software products. The Company encounters competition from both established companies, including the largest companies in the industry, and new companies that may develop comparable products. A number of the Company's competitors and potential competitors possess significantly greater capital, marketing resources and brand recognition than the Company. Rapid changes in technology, product obsolescence and advances in computer software and hardware require the Company to develop or acquire new products and to enhance its existing products on a timely basis.

          Many large companies with sophisticated product marketing and technical abilities and financial resources that do not presently compete with the Company may enter the PC software market. For example, technology companies have begun to acquire greater access to content, and content-oriented companies have begun to acquire greater technological capabilities. Competitors in these areas include Microsoft Corporation, Sony, The Walt Disney Company, Viacom, IBM/Eduquest, Fisher-Price, Jostens, Electronic Arts, Sierra On-Line, Inc., Davidson & Associates, Mindscape, Interactive Software, Edmark and Broderbund Software, Inc. To the extent that competitors achieve a performance, price or distribution advantage, the Company could be adversely affected.

          Microsoft Corporation is the dominant supplier of computer operating systems and frequently coordinates its operating system marketing efforts with those for its applications software. Competition in Microsoft's Windows application segment from major software publishers is intensifying, and the "competitive upgrade" price discounting among the major firms is eroding the traditional pricing structures that had previously existed in the software industry. Recently, Microsoft Corporation announced that it was reducing the price of a number of its common titles from $69.95 to $49.95. Competitive pressures have resulted in price reductions throughout the industry with the result that industry-wide operating margins are likely to be adversely affected.

          There is no assurance that the Company will have the resources required to respond to market or technological changes or to compete successfully in the future.

     INTENSE COMPETITION FOR DISTRIBUTION CHANNELS

          The Company competes with other companies for access to retail shelf space and inclusion in OEM sales programs. Competition in this aspect of the industry is intense, and the type and number of distribution channels is increasing to include non-traditional software retailers such as book, music, video, magazine, toy, gift, convenience, drug and grocery store chains. Additionally, as technology changes, the type and number of distribution channels will further change and new types of competitors, such as cable or telephone companies, are likely to emerge.

          The traditional channels of distribution in the software industry have experienced increasing concentration during the past several years, in particular with respect to PC chain stores and software distributors. With increasing concentration in the traditional channels of distribution, the Company's customers have increased leverage in negotiating favorable terms of sale, including price discounts and product return policies. In addition, a number of the Company's competitors, such as Davidson & Associates (through New Media Express) and GT Interactive Software, have attempted, with some success, to enter into exclusive software distribution arrangements with certain retail outlets. Should the occurrence of these exclusive arrangements increase and the Company not be able to offer a competing product line or arrangement, the Company's operating results may be negatively impacted. There can be no assurance that the Company will be able to continue to have access to sufficient retail marketing distribution channels or obtain adequate distribution for all of its products in the future. Accordingly, such concentration may have an adverse effect in the future on the profitability of the Company's operations.

          Regardless of the retail strategy chosen by the Company, the retail channels of distribution available for products will be subject to rapid changes as retailers and distributors enter and exit the software market segments or alter their product inventory preferences. Other types of retail outlets and methods of product distribution may become important in the future. These new methods may include delivery of software using on-line services or the Internet which will necessitate certain changes in the Company's business and operations including addressing operational challenges such as improving download time for pictures, images and programs, ensuring proper regulation of content quality and developing sophisticated security for transmitting payments. It is critical to the success of the Company that as these changes occur it maintain access to those channels of distribution offering software in its market segments.

     ACQUISITIONS, BUSINESS COMBINATIONS AND STRATEGIC ALLIANCES

          The Company has historically expanded its business through, among other strategies, acquisitions, business combinations and strategic alliances. Moreover, the consumer software industry as a whole has recently experienced consolidation. The Company believes that its customers will in the future demand that the Company offer increasing numbers of titles throughout the Company's existing product categories and, in particular, the education and entertainment categories. The Company believes that in many cases the most efficient means to acquire such titles or the ability to develop or license such titles is to enter into acquisitions, business combinations or strategic alliances with consumer software companies.

          The Company continuously evaluates and considers other businesses of varying sizes as potential strategic partners and candidates for acquisition (whether negotiated or non-negotiated) and has engaged in discussions with certain businesses in pursuit of possible transactions. Certain of these businesses may be substantial in size as compared to the Company. Except as otherwise disclosed in this Prospectus, there are currently no understandings, agreements or commitments with respect to any acquisition, business combination or strategic alliance. Moreover, there can be no assurance that the Company will enter into any such transaction or, if the Company does identify and consummate such a transaction, that the transaction will enable the Company to achieve its goals.

          Acquisitions or business combination transactions that would result in further expansion of the Company's business in the entertainment and educational product areas may result in a higher degree of product acceptance risk and longer development cycles for the Company's products. In addition, companies that develop entertainment software (for PC, Sega, Nintendo and 3DO platforms) typically experience lower gross margins than the Company has experienced from its current operations. Further, should purchase accounting be used by the Company for future acquisitions or business combination transactions, such accounting treatment may result in large, one-time expense charges for in-process research and development costs and short amortization periods for acquired technology and other intangible assets acquired in the transaction.

          Competition for suitable acquisitions, business combinations and strategic alliances and the cost of these transactions have recently been increasing. The future availability of desirable prospects for these transactions in the computer software industry is uncertain. In addition, assuming that the Company is able to identify appropriate transaction prospects, the execution and implementation of acquisitions, business combinations and strategic alliances involves a significant time commitment from senior management and can result in large restructuring costs. There can be no assurance that suitable opportunities will be identified, that transactions can be consummated or that assets, businesses or relationships acquired in such transactions can be integrated successfully into the Company's operations.

     MANAGEMENT OF GROWTH; KEY EMPLOYEES

          The Company is currently experiencing a period of exceptionally rapid growth that is placing and will likely continue to place a strain on the Company's financial, management and other resources in the future. The Company's ability to continue to manage its growth effectively will require it, among other things, to continue to improve its operational, financial and management information systems and to continue to attract, train, motivate, manage and retain key employees. If the Company's management becomes unable to manage growth effectively, the Company's business, operating results and financial condition could be adversely affected. For example, the Company has recently completed the acquisition of The Learning Company, Compton's NewMedia and Compton's Learning Company and has entered into a definitive merger agreement with MECC. Should certain key employees not be retained, future operating results may be adversely affected.

          The ability of software companies with significant internal development capabilities to continue to manage growth, develop competitive new products and respond to rapid technological change depends on an ability to attract, motivate, manage and retain talented developers, product marketers and other employees with valuable technological and marketing expertise. The Company's educational software products will require a substantially larger internal development and marketing staff than its operations have previously required. If the Company is unable to attract, motivate, manage and retain such employees, the Company's results of operations will likely be adversely affected.

     NEW PRODUCTS AND RAPID TECHNOLOGICAL CHANGE

          Software companies must continue to develop or acquire new products or upgrade existing products on a timely basis to sustain revenues and profitable operations. Factors contributing to the short life span of PC software have included rapid technological change and an expanded demand for content-rich products. Software companies must continue to create or acquire innovative new products reflecting technological changes in hardware and software and translate current products into newly accepted hardware and software formats, in order to gain and maintain a viable market for their products. PC hardware, in particular, is steadily advancing in power and function, expanding the market for increasingly complex and flexible software products. This has also resulted in longer periods necessary for research and development of new products and a greater degree of unpredictability in the time necessary to develop products. Furthermore, the rapid changes in the market and the increasing number of new products available to consumers have increased the degree of consumer acceptance risk with respect to any specific title that the Company may publish.
     It is expected that this trend will continue and may become more pronounced in the future.

          The Company has in the past focused primarily on the productivity, lifestyle and edutainment product categories. These product categories have a lower development cost and are not considered as "hit" driven as the high-end, 16-bit and 32-bit entertainment and games software category (including products offered on the Sega, Nintendo and 3DO platforms) and the high-end, PC-based CD-ROM game category. Additionally, the high-end entertainment and games category requires higher development and marketing costs and a higher cost of goods sold than the Company's traditional software business, is dominated by a number of very large competitors and is subject to rapid change in consumer preference. Should the Company substantially increase its presence in the high-end entertainment and games industry segment, it will experience these additional risks and competitive pressures.

          Similarly, the Company's new product-content focus and enhanced presence in the educational software market will require the Company to evaluate and adopt appropriate development and marketing strategies and methods, which may differ from those historically employed by the Company and subject the Company to the risks and competitive pressures associated with those new strategies.

          The Company's rights to license many of its software products are non-exclusive and, generally, of limited duration, and there is no assurance the Company will be able to continue to obtain new products from developers or to maintain or expand its market share in the event that a competitor offers the same or similar software products. If the Company is unable to develop or acquire new products in a timely manner as revenues decrease from products reaching the end of their natural life cycle, the Company's results of operations will be adversely affected.

     SIGNIFICANT PRICE REDUCTIONS IN PERSONAL COMPUTER SOFTWARE

          Recently, several major publishers of PC software have significantly reduced the prices of their products with the goal of gaining greater market share, to the extent that at least one company (which is not a competitor of SoftKey) distributed its product at no cost (except what it represented as shipping and handling charges) in order to gain market share upon its entrance into a new market. The retail and wholesale prices of many of the Company's products have declined and the Company has introduced new lines of lower-priced software products. There can be no assurance that such price reductions or new product lines will result in an increase in unit sales volume or that prices will not continue to decline in the future. Such a decline would lead to a decrease in the revenues from, and gross margin on, sales of such products in the future and could result in lower cash flow or operating margins.

     RISK OF INTERNATIONAL OPERATIONS

          The Company derived approximately 10% of its revenues in the year ended December 31, 1994 from sales occurring outside North America. The Company believes that revenues from such international sales in 1995 increased slightly and should continue to increase in 1996 as a result of the Company's acquisition of tewi in July 1995 and of Personal Soft S.A., a French societe anonyme, in December 1995. These revenues are subject to the risks normally associated with international operations, including currency conversion risks, limitations (including taxes) on the repatriation of earnings, slower and more difficult accounts receivable collection, greater difficulty and expense in administering business abroad, complications in complying with foreign laws and the necessity of obtaining requisite export licenses, which on occasion may be delayed or difficult to obtain. In addition, while U.S. copyright law, international conventions and international treaties may provide meaningful protection against unauthorized duplication of software, the laws of foreign jurisdictions may not protect the Company's proprietary rights to the same extent as the laws of the United States. Software piracy has been, and can be expected to be, a persistent problem for participants in the "shrinkwrap" software industry, including the Company. These problems are particularly acute in certain international markets such as South America, the Middle East, the Pacific Rim and the Far East.

     DEPENDENCE ON MAJOR SUPPLIER

          All duplication, assembly and fulfillment, with certain exceptions (including CD-ROMs and products reproduced by OEMs), for all of the Company's U.S. products are provided by one supplier, Stream International Inc., formerly known as the Global Software Services business unit of R.R. Donnelley & Sons Company ("Stream"), at facilities in Crawfordsville, Indiana. Any interruption in Stream's manufacturing, assembly and fulfillment services could have a material adverse impact on the Company's business. The Company's agreement with Stream expires in April 1997, and there can be no assurance that such agreement will be renewed or that the terms of any renewal will be the same as those currently in effect. Although the Company believes that suitable alternative suppliers exist, there can be no assurance that any termination or modification of the agreement with Stream would not result in a short-term business interruption for the Company.

     HISTORY OF OPERATING LOSSES

          A variety of factors may cause period-to-period fluctuations in the Company's operating results, including integration of operations resulting from acquisitions of companies, products or technologies, revenues and expenses related to the introduction of new products or new versions of existing products, changes in selling prices, delays in purchases in anticipation of upgrades to existing products, currency fluctuations, dealer and distributor order patterns, general economic trends or a slowdown of PC sales and seasonality of customer buying patterns. Historical operating results of the Company and its predecessors cannot be relied upon as indicative of the future performance of the Company. On an historical basis, the Company incurred net losses of $4,983,000 for the year ended June 30, 1992, $57,250,000 for the year ended June 30, 1993 and $73,258,000 for the transition period from July 4, 1993 to January 1, 1994. The Company had net income of $21,145,000 for the year ended December 31, 1994 and $22,838,000 for the nine months ended September 30, 1995. There can be no assurance that the Company will continue to be profitable in the future.

     CAPITAL RESOURCES

          The expansion of the Company's current business involves significant financial risk and capital investment. There is no assurance that financing will be available in the future to meet the needs of the Company for additional investment.

     DEPENDENCE ON CONTINUED PERSONAL COMPUTER SALES

          The success of the Company is dependent upon the continuing use of PCs, and especially multimedia PCs, in the consumer and school market. A general decrease in unit sales of PCs or shift to an alternative means of delivery could adversely affect the Company's future results of operations.

     SECURITIES TRADING; VOLATILITY

          The Common Stock is quoted on the NNM. The market price of the Common Stock, like the shares of many other high technology
     companies, has been and may continue to be volatile.   In
     addition, the stock market has experienced and continues to experience extreme price and volume fluctuations which have particularly affected the market price for many technology companies. These broad market fluctuations, as well as general economic and political conditions, may adversely affect the market price of the Common Stock .

                               USE OF PROCEEDS

          The Company will not receive any proceeds from the sale of the Common Stock by the Selling Holder.

                              THE SELLING HOLDER

           Robert A. Ellis, the Selling Holder, beneficially owns1 an aggregate of 200,000 shares of Common Stock, all of which are offered hereby. At December 28, 1995, there were 30,364,864 shares of Common Stock issued and outstanding. The Shares offered hereby by the Selling Holder represent less than 1% of the outstanding Common Stock as of such date. The Selling Holder and the Company are parties to a Stock Purchase Agreement dated as of July 5, 1994, pursuant to which the Selling Holder acquired an aggregate of 409,407 shares of Common Stock. The Selling Holder was employed by the Company from July 5, 1994 through August 1995. Other than as set forth herein and a result of the ownership of the Shares, the Selling Holder has not had any material relationship with the Company or any of its affiliates within the past three years.

     ______________
     1 The nature of beneficial ownership is sole voting and/or investment power, except to the extent authority is shared by a spouse under applicable law.

                             PLAN OF DISTRIBUTION

          The Shares covered hereby may be offered and sold from time to time by the Selling Holder. The Selling Holder will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. Sales of the Shares are, in general, expected to be made at the market price prevailing at the time of each such sale; however, prices in negotiated transactions may differ considerably. Such sales may be made in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the then prevailing market prices or in negotiated transactions, including without limitation pursuant to an underwritten offering or pursuant to one or more of the following methods: (a) purchases by a broker-dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (b) ordinary brokerage transactions and transactions in which a broker solicits purchasers; and (c) block trades in which a broker-dealer so engaged will attempt to sell the Shares as agent but may take a position and resell a portion of the block as principal to facilitate the transaction.

          The Company has been advised that, as of the date hereof, the Selling Holders have made no arrangement with any broker for the offering or sale of the Shares. Underwriters, brokers, dealers or agents may participate in such transactions as agents and may, in such capacity, receive brokerage commissions from the Selling Holder or purchasers of such securities. Such underwriters, brokers, dealers or agents may also purchase and resell Shares for their own account. The Selling Holder and such underwriters, brokers, dealers or agents may be considered "underwriters" as that term is defined by the Securities Act, although the Selling
     Holder disclaims such status. Any commissions, discounts or profits received by such underwriters, brokers, dealers or agents in connection with the foregoing transactions may be deemed to be underwriting discounts and commissions under the Securities Act.

          To comply with the securities laws of certain jurisdictions, if applicable, the Notes and Common Stock issuable upon conversion thereof will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the Shares may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or unless an exemption from such registration or qualification is available and is complied with.

          Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Shares may be limited in its ability to engage in market activities with respect to such the Shares. In addition and without limiting the foregoing, Selling Holder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, rules 10b-2, 10b-5, 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Holder. All of the foregoing may affect the marketability of the Shares.

          The Company has agreed to pay substantially all of the expenses incident to the registration, offering and sale of the Shares to the public other than commissions and discounts of agents, dealers or underwriters. Such expenses (excluding such commissions and discounts) are estimated to be approximately $350,000. The Company has also agreed to indemnify the Selling Holder against certain liabilities, including certain liabilities under the Securities Act.

                                LEGAL MATTERS

          The validity of the Shares offered hereby will be passed upon for the Company by Neal S. Winneg, General Counsel of the Company. Mr. Winneg owns options to purchase an aggregate of 99,375 shares of Common Stock, which are or become exercisable in periodic installments through January 1999.

                                   EXPERTS

          The consolidated financial statements and related schedules of the Company as of and for the year ended December 31, 1994, included in the Company's Annual Report on Form 10-K for the year ended December 31, 1994, have been audited by Coopers & Lybrand L.L.P., independent public accountants, as set forth in their report therein dated March 3, 1995 and incorporated herein by reference in reliance on such report, given on the authority of that firm as experts in accounting and auditing. The consolidated financial statements and related schedules of the Company as of December 31, 1993 and June 30, 1993 and for the six month transition period from July 4, 1993 to January 1, 1994 and for each of the two years in the period ended June 30, 1993, included in the Company's Annual Report on Form 10-K for the year ended December 31, 1994, have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report therein dated January 16, 1995 and incorporated herein by reference. In its report, Arthur Andersen LLP states that with respect to the consolidated financial statements and related schedules of WordStar as of June 30, 1993 and for each of the two years in the period ended June 30, 1993, Spinnaker as of June 30, 1993 and for the year then ended and Spinnaker as of June 30, 1992 and for the year then ended, its opinion is based on the reports of other independent accountants, namely KPMG Peat Marwick LLP, Price Waterhouse LLP and Deloitte & Touche LLP, respectively. The consolidated financial statements and related schedules of the Company have been included therein in reliance upon such reports given upon the authority of those firms as experts in accounting and auditing. The report of Price Waterhouse LLP on the consolidated financial statements of Spinnaker as of June 30, 1993 and for the year then ended contains an explanatory paragraph relating to Spinnaker's ability to continue as a going concern as described in Note 12 of the consolidated financial statements of Spinnaker (not included herein). The report of Deloitte & Touche LLP on the consolidated financial statements of Spinnaker for the year ended June 30, 1992 expresses an unqualified opinion and includes an explanatory paragraph referring to an uncertainty in connection with an arbitration proceeding referred to in Note 12 of the consolidated financial statements of Spinnaker (not included herein).


          No dealer, salesman or             200,000 Shares
     any other person has been
     authorized to give any
     information or to make any
     representation not contained
     in this Prospectus, and, if            SOFTKEY LOGO
     given or made, such
     information or representation
     must not be relied upon as
     having been authorized by the
     Company or  the Selling
     Stockholder.  This Prospectus
     does not constitute an offer
     to sell or a solicitation of
     an offer to buy any of the
     securities offered hereby in
     any jurisdiction to any person
     to whom it is unlawful to make
     such offer in such
     jurisdiction.  Neither the
     delivery of this Prospectus
     nor any sale made hereunder
     shall, under any
     circumstances, create any
     implication that the
     information herein is correct
     as of any time subsequent to
     the date hereof or that there
     has been no change in the
     affairs of the Company since
     such date.

              ____________

                                                     Common Stock

                                                 --------------------
                                                     PROSPECTUS
                                                 ____________________

            TABLE OF CONTENTS

                               Page

     Available Information .     2

     Documents Incorporated by
     Reference . . . . . . .     2

     Prospectus Summary  . .     3

     Risk Factors  . . . .       5

     Use of Proceeds . . . .     9

     The Selling Holder  . .     9

     Plan of Distribution  .    10

     Legal Matters . . . .      11

     Experts . . . . . . .      11

                                               JANUARY  26, 1996


                                   PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

     ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

          The expenses in connection with the distribution of the securities being registered (all of which (other than selling commissions) will be borne by the Company and not the Selling Holders), are estimated as follows:


     Securities and Exchange Commission Registration Fee . .     $121,760
     NASD Filing Fee . . . . . . . . . . . . . . . . . . . . . .   30,500
     Legal Fees and Expenses . . . . . . . . . . . . . . . . . .   50,000
     Accounting Fees and Expenses  . . . . . . . . . . . . . . .   50,000
     State Securities Laws Registration Fees and Expenses  . .     15,000
     Trustee and Registrar Fees and Expenses . . . . . . . . .     12,000
     Miscellaneous . . . . . . . . . . . . . . . . . . . . . .     70,740
          Total  . . . . . . . . . . . . . . . . . . . . . . .  $ 350,000

     ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

          Section 102 of the Delaware General Corporation Law, as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damage for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

          Section 145 of the Delaware General Corporation Law, as amended, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

          Section 8 of the Company's Restated Certificate of
     Incorporation, as amended, provides for elimination of directors' personal liability and indemnification as follows:

          "8. LIMITATION OF LIABILITY AND INDEMNIFICATION OF DIRECTORS

          8.1 ELIMINATION OF CERTAIN LIABILITIES OF DIRECTORS. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the directors' duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Section to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this Section by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

          8.2       INDEMNIFICATION AND INSURANCE

               8.2.1 RIGHT TO INDEMNIFICATION. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer, of the Corporation or is or was serving at the request of the Corporation, as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to its fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability, and loss (including attorneys' fees, judgments, fines, Employee Retirement Income Security Act of 1974, excise taxes or penalties, and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of his or her heirs, executors, and administrators; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

               8.2.2 NON-EXCLUSIVITY OF RIGHTS. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Restated Certificate, Bylaw, agreement, vote of stockholders, or disinterested directors or otherwise.

               8.2.3 INSURANCE. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee, or agent of the Corporation or another corporation, partnership, joint venture, trust, or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability, or loss under the Delaware General Corporation Law."

          SoftKey has purchased directors' and officers' liability insurance which would indemnify the directors and officers of SoftKey against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as such.


     16.  EXHIBITS

      EXHIBIT                                          PAGE
      NUMBER    DESCRIPTION                            NUMBER

        2.1     Amended and Restated Combination
                Agreement by and among WordStar
                International Incorporated, SoftKey
                Software Products Inc., Spinnaker
                Software Corporation and SSC
                Acquisition  Corporation dated as of
                August 17, 1993, as amended.(1)

        4.1      Indenture dated as of October 16,
                1995 between the Company and State
                Street Bank and Trust Company, as
                Trustee, for 5 1/2% Senior Convertible
                Notes due 2000 (the "Indenture").(2)

        4.2     First Supplemental Indenture to the
                Indenture, dated as of November 22,
                1995 by and between the Company and
                State Street Bank and Trust Company,
                as Trustee.*

        4.3     Note Resale Registration Rights
                Agreement dated as of October 17,
                1995 by and between the Company, on
                the one hand, and the Initial
                Purchasers on the other hand (the
                "Registration Rights Agreement).*

         4.4    Letter Agreement dated November 22,
                1995 amending the Registration Rights
                Agreement.

         4.5    Securities Purchase Agreement dated
                November 30, 1995 by and between the
                Company and Tribune.(3)

        5.1     Opinion of Neal S. Winneg, Esq.*

        23.1    Consent of Coopers & Lybrand L.L.P.*

        23.2    Consent of Arthur Anderson LLP.*

        23.3    Consent of KPMG Peat Marwick LLP.*

        23.4    Consent of Deloitte & Touche LLP.*

        23.5    Consent of Price Waterhouse LLP.*

        23.6    Consent of Neal S. Winneg, Esq.
                (included in Exhibit 5.1).*

        24.1    Power of Attorney.*

        25.1    Statement of eligibility of trustee.*

     _____________

     *    Previously filed.

     (1) Incorporated by reference to schedules included in the Company's definitive Joint Management Information Circular and Proxy Statement dated December 27, 1993.

     (2) Incorporated by reference to Exhibit 10.21 of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995.

     (3) Incorporated by reference to Exhibit 4.1 of the Company's Current Report on Form 8-K dated December 11, 1995.


     ITEM 17.  UNDERTAKINGS

          The undersigned Registrant hereby undertakes:

               (1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
     Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



               Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

               The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.


                                  SIGNATURES


                Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, the Commonwealth of Massachusetts on January
     26, 1996.

                                        SOFTKEY INTERNATIONAL INC.

                                        By:/s/ Michael J. Perik
                                           ____________________________
                                           Michael J. Perik
                                           Chairman of the Board
                                            and Chief Executive Officer


          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on January 26, 1996 by the following persons in the capacities indicated.

      Signature             Title                  Date

                            Chairman of the        January  26, 1996
      *                     Board and
      --------------------- Chief Executive
      Michael J. Perik      Officer
                            (principal executive
                            officer)

                            Chief Financial        January  26, 1996
      *                     Officer
      _____________________ (principal financial
      R. Scott Murray       and accounting
                            officer)

                            President and          January  26, 1996
      *                     Director
      ____________________
      Kevin O'Leary

      _____________________ Director               January      , 1996
      Michael Bell


      *                     Director               January  26, 1996
      ---------------------

      James C. Dowdle

      *                     Director               January  26, 1996
      ---------------------

      Robert Gagnon

      *                     Director               January  26, 1996
      ---------------------

      Robert Rubinoff

                            Director               January      , 1996
      ----------------------
      Scott M. Sperling

      *By:/s/ Neal S. Winneg
          Neal S. Winneg,
          as attorney-
          in-fact for
          each of the persons
          indicated


                                EXHIBIT INDEX

      EXHIBIT                                          PAGE
      NUMBER    DESCRIPTION                            NUMBER

        2.1     Amended and Restated Combination
                Agreement by and among WordStar
                International Incorporated, SoftKey
                Software Products Inc., Spinnaker
                Software Corporation and SSC
                Acquisition  Corporation dated as of
                August 17, 1993, as amended.(1)

        4.1      Indenture dated as of October 16,
                1995 between the Company and State
                Street Bank and Trust Company, as
                Trustee, for 5 1/2% Senior Convertible
                Notes due 2000 (the "Indenture").(2)

        4.2     First Supplemental Indenture to the
                Indenture, dated as of November 22,
                1995 by and between the Company and
                State Street Bank and Trust Company,
                as Trustee.*

        4.3     Note Resale Registration Rights
                Agreement dated as of October 17,
                1995 by and between the Company, on
                the one hand, and the Initial
                Purchasers on the other hand (the
                "Registration Rights Agreement).*

         4.4    Letter Agreement dated November 22,
                1995 amending the Registration Rights
                Agreement.

         4.5    Securities Purchase Agreement dated
                November 30, 1995 by and between the
                Company and Tribune.(3)

        5.1     Opinion of Neal S. Winneg, Esq.*

        23.1    Consent of Coopers & Lybrand L.L.P.*

        23.2    Consent of Arthur Anderson LLP.*

        23.3    Consent of KPMG Peat Marwick LLP.*

        23.4    Consent of Deloitte & Touche LLP.*

        23.5    Consent of Price Waterhouse LLP.*

        23.6    Consent of Neal S. Winneg, Esq.
                (included in Exhibit 5.1).*

        24.1    Power of Attorney.*

        25.1    Statement of eligibility of trustee.*

     _____________

     *    Previously filed.

     (1) Incorporated by reference to schedules included in the Company's definitive Joint Management Information Circular and Proxy Statement dated December 27, 1993.


     (2) Incorporated by reference to Exhibit 10.21 of the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995.


     (3) Incorporated by reference to Exhibit 4.1 of the Company's Current Report on Form 8-K dated December 11, 1995.